Exhibit 10.41

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 26, 2011

among

P.F. CHANG'S CHINA BISTRO, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

BANK OF AMERICA, N.A.
as Syndication Agent

JP MORGAN SECURITIESLLC
as Sole Bookrunner and Sole Lead Arranger

Section 9.12	Confidentiality	72
Section 9.13	USA Patriot Act	73

SCHEDULES:
Schedule 2.01 -- Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 3.12 -- Subsidiaries
Schedule 3.13 -- Operating Facilities
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.08 -- Existing Restrictions

EXHIBITS:
Exhibit "A" -- Form of Assignment and Assumption
Exhibit "B" -- Form of Note
Exhibit "C" -- Form of Borrowing Request/Interest Election Request
Exhibit "D" -- Form of US Tax Certificate
Exhibit "E" -- Form of Compliance Certificate
Exhibit "F" -- Form of Security Agreement
Exhibit "G" -- Form of Continuing Guarantee
AMENDED AND RESTATED CREDIT AGREEMENT
AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 26, 2011, among P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent, and BANK OF AMERICA, N.A., a national banking association, as Syndication Agent.
The parties hereto agree as follows:
Article I
Definitions
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
"ABR," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any ongoing business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power of the outstanding ownership interests of a partnership or limited liability company).
"Adjusted Indebtedness" means (a) Indebtedness of Borrower and its Subsidiaries on a consolidated basis plus (b) the product of (i) eight (8) times (ii) Rental Expense of Borrower and its Subsidiaries on a consolidated basis minus (c) the portion of "lease obligations" of Borrower and its Subsidiaries reflected on the Borrower's consolidated financial statements that are not Capital Lease Obligations.
"Adjusted Leverage Ratio" means the ratio of the total consolidated Adjusted Indebtedness of Borrower and its Subsidiaries to the sum of their EBITDA plus Rental Expense.
"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
"Administrative Agent" means JPMorgan Chase Bank, N.A., a national banking association, in its capacity as administrative agent for the Lenders hereunder.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.5%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
"Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
"Applicable Rate" means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR spread", "Eurodollar spread" or "Facility Fee rate", as the case may be:

Adjusted Leverage Ratio	ABR spread	Eurodollar spread	Facility Fee rate
Adjusted Leverage Ratio I	—%	1.00%	0.15%
Adjusted Leverage Ratio II	—%	1.25%	0.20%
Adjusted Leverage Ratio III	—%	1.50%	0.25%
Adjusted Leverage Ratio IV	0.25%	1.75%	0.30%
Adjusted Leverage Ratio V	0.50%	2.00%	0.35%

The Adjusted Leverage Ratio shall govern pricing hereunder and shall be determined based upon the most recent Financials delivered to the Administrative Agent. Adjustments, if any, to the Applicable Rate shall be effective five (5) Business Days after the Administrative Agent has received the most recent Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 5.01, then Adjusted Leverage Ratio V shall apply until five (5) days after such Financials are so delivered, at which time the Applicable Rate shall be adjusted to reflect the Adjusted Leverage Ratio reflected in the latest Financials.
Notwithstanding the foregoing, Adjusted Leverage Ratio II shall be in effect until the Administrative Agent receives the Financials for the first fiscal quarter of the Borrower to occur after the Effective Date, and adjustments to the Applicable Rate shall thereafter be effected in accordance with the preceding paragraph.
For purposes hereof, the following shall have the following meanings:
"Financials" means the annual or quarterly financial statements of the Borrower and its Subsidiaries delivered pursuant to this Agreement or any of the Credit Documents.
"Adjusted Leverage Ratio I" means, as of the last day of the applicable fiscal quarter referred to in the most recent Financials, the Adjusted Leverage Ratio is less than 1.75 to 1.0.
"Adjusted Leverage Ratio II" means, as of the last day of the applicable fiscal quarter referred to in the most recent Financials, the Adjusted Leverage Ratio is greater than or equal to 1.75 to 1.0 but less than 2.25 to 1.0.
"Adjusted Leverage Ratio III" means, as of the last day of the applicable fiscal quarter referred to in the most recent Financials, the Adjusted Leverage Ratio is greater than or equal to 2.25 to 1.0 but less than 2.75 to 1.0.
"Adjusted Leverage Ratio IV" means, as of the last day of the applicable fiscal quarter referred to in the most recent Financials, the Adjusted Leverage Ratio is greater than or equal to 2.75 to 1.0 but less than 3.25 to 1.0.
"Adjusted Leverage Ratio V" means, as of the last day of the applicable fiscal quarter referred to in the most recent Financials, the Adjusted Leverage Ratio is greater than or equal to 3.25 to 1.0.
Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
"Approved Fund" has the meaning assigned to such term in Section 9.04(b)(ii).
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit "A" or any other form approved by the Administrative Agent.
"Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
"Banking Services" means each and any of the following bank services provided to Borrower by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
"Banking Services Obligations" of the Borrower means any and all obligations of the Borrower, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore) in connection with Banking Services.
"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
"Beneficial Owner" means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation.
"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
"Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit "C".
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 33⅓% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or any Guarantor; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower or any Guarantor by Persons who were neither (i) nominated by the board of directors of the Borrower or such Guarantor nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower or any Guarantor by any Person or group.
"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this definition, (x) the FDIC rule reported at 76 Fed. Reg. 10672 (Feb. 25, 2011) (amending 12 CFR part 327), shall be deemed to have been adopted after the date of this Agreement and (y) with respect to all requests, rules, guidelines or directives adopted or issued pursuant to or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, the date of this Agreement shall be deemed to be October 17, 2011; provided further, that no act, event or circumstance referred to in clause (a), (b) or (c) of this definition shall be deemed to have occurred prior to the date of this Agreement as a result of the applicable law, rule, regulation, interpretation, application, request, guideline or directive having been adopted, made or issued under the general authority of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III or any other law or multinational supervisory agreement in effect prior to the date hereof.
"Class," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or any other type of Loan that may be available hereunder.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Collateral" shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether tangible or intangible, in which a Lien has been granted, is granted or purported to be granted pursuant to the Security Documents.
"Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $150,000,000.00.
"Compliance Certificate" has the meaning assigned to such term in Section 5.01(c).
"Continuing Guarantee" has the meaning assigned to such term in Section 5.10.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Credit Documents" means the Note, the Security Documents, the Continuing Guarantees and any other documents, agreements or instruments evidencing, securing or otherwise relating to the Loans, as such document, agreements or instruments may be amended, modified, extended, renewed, supplemented or restated from time to time.
"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06, all of which have been included in reports submitted by Borrower to the Securities and Exchange Commission.
"Dollars" or "$" refers to lawful money of the United States of America.
"EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), "Share-Based Payment", which requires certain stock-based compensation to be recorded as expense within the Borrower's consolidated statement of operations, and (v) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Net Income for such period.
"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"Eurodollar," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
"Event of Default" has the meaning assigned to such term in Article VII.
"Excluded Taxes" means, with respect to any Loan Party under this Agreement or any Credit Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b)

any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FACTA) on such date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender's failure to comply with Section 2.17(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).
"Existing Continuing Guarantees" means those certain Continuing Guarantee agreements, each dated August 31, 2007, as amended, modified and/or restated from time to time, executed by each of the Existing Subsidiary Parties, all in favor of Administrative Agent, for itself and various lenders.
"Existing Letters of Credit" means those letters of credit issued pursuant to the Original Credit Agreement and outstanding on the date of this Agreement.
"Existing Security Agreements" means those certain Pledge and Security Agreements, each dated August 31, 2007, as amended, modified and/or restated from time to time, executed by (a) Borrower and (b) each of the Existing Subsidiary Parties, all in favor of Administrative Agent, for itself and various lenders.
"Existing Subsidiary Parties" shall mean collectively, (a) Pei Wei Asian Diner, Inc., a Delaware corporation, (b) PFCCB Shared Corporate Services, Inc., an Arizona corporation, (c) PFCCB Gift Card, Inc., an Arizona corporation, (d) PFCCB Pinnacle Peak LLC, an Arizona limited liability company, (e) PFCCB Equipment, LLC, a Delaware limited liability company, and (f) PFCCB Retail, Inc., a Delaware corporation.

"Facility Fee" has the meaning assigned to such term in Section 2.12(a).
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
"Fixed Charge Coverage Ratio" means the ratio of (i) Borrower's and its Subsidiaries'

EBITDA on a consolidated basis less their Maintenance Capital Expenditures plus their Rental Expense, minority interest expense and imputed partner bonus expense, to (ii) the sum of their Interest Expense, Rental Expense, tax expense, scheduled principal repayments on any Indebtedness (including without limitation Capital Lease Obligations) and distributions to minority partners.
"GAAP" means generally accepted accounting principles in the United States of America.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guarantor" means each material domestic Subsidiary which the Administrative Agent requires in its reasonable discretion to deliver a Continuing Guarantee. Each Guarantor shall be so identified on Schedule 3.12.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person if required to be classified as a liability in accordance with GAAP, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable and other accrued liabilities incurred in the ordinary course of business or incurred in connection with permitted acquisitions, and (ii) contingent payments associated with permitted acquisitions to the extent such contingent payments are not classified as liabilities in accordance with GAAP) if required to be classified as a liability in accordance with GAAP, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and all other Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (k) all Net Mark-to-Market Exposure under any Swap Agreement and other financial contracts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall not include any liability arising under or related to any employee, officer or director compensation plan, indemnification agreements, severance or income continuation amounts owing former officers, employees or directors or any surety bonds, performance guarantees, operating leases or outsourcing and maintenance obligations or any tax obligations. Indebtedness shall also not include any Guarantees of any leases on behalf of any Subsidiaries or any construction allowances granted by landlords under any leases.
"Ineligible Institution" has the meaning assigned to it in Section 9.04(b).
"Indemnified Taxes" means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any Credit Document and (b) Other Taxes.
"Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in the form attached hereto as Exhibit C in accordance with Section 2.08.
“Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest expense in accordance with GAAP.
"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
"IRS" means the United States Internal Revenue Service.
"Issuing Bank" means JPMorgan Chase Bank, N.A., a national banking association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.
"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
"Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, as reported as such on a balance sheet of such Person.
"Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.
"Lender Parent" means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
"Lender Party" means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.
"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
"Loan Parties" means, collectively, Borrower and each Person (other than any Lender Party) executing this Agreement or a Credit Document including, without limitation, each Person executing a Continuing Guarantee or a Security Document.
"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.
"Maintenance Capital Expenditures" means capital expenditures incurred by Borrower or any of its Subsidiaries with respect to the refurbishing of existing restaurants owned or operated by Borrower and/or a Subsidiary. "Maintenance Capital Expenditures" do not include capital expenditures incurred by Borrower or any of its Subsidiaries with respect to any recently acquired or developed restaurant.
"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and Guarantors collectively to perform their material obligations under this Agreement and the other Credit Documents to which each is a party, (c) the rights or remedies of, or benefits available to, the Administrative Agent and the Lenders under this Agreement or other Credit Documents, or (d) the validity or enforceability of this Agreement or other Credit Documents.
"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), Banking Service Obligations or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $500,000.00. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
"Maturity Date" means the Revolving Loan Maturity Date.

"Moody's" means Moody's Investors Service, Inc.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
"Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from a Swap Agreement. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming the Swap Agreement were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).
"Non-U.S. Lender" means a Lender that is not a U.S. Person.
"Note" has the meaning assigned to such term in Section 2.10(e).
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Credit Document, or sold or assigned an interest in this Agreement or any Credit Document).

"Other Taxes" means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

"Participant" has the meaning set forth in Section 9.04(c).
"Participant Register" has the meaning assigned to such term in Section 9.04(c).
"Patriot Act" has the meaning set forth in Section 3.15.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Acquisitions" has the meaning set forth in Section 6.04(d).
"Permitted Encumbrances" means:

(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other insurance and other social security laws or regulations, or to secure customs' duties, public or statutory obligations in lieu of surety or stay or appeal bonds;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    contractual or statutory liens incurred in the ordinary course of business in favor of landlords under leasehold interests;
(h)    liens or security interests retained by a lessor on a liquor license (i) sold by such lessor (or its affiliate) to Borrower or any Subsidiary, or (ii) as security for Borrower's or any Subsidiary's obligations under a lease;
(i)    liens or security interests if such liens or security interests are subordinate to the liens or security interests of Lenders hereunder pursuant to a subordination agreement approved by the Administrative Agent; and
(j)    purchase money liens or security interests in favor of equipment suppliers incurred in the ordinary course of business;
provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.
"Permitted Entity Investment" has the meaning set forth in Section 6.04(e).
"Permitted Investments" means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;
(c)    investments in certificates of deposit, banker's acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.00;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's, and (iii) have portfolio assets of at least $5,000,000,000.00.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office in Phoenix, Arizona; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Recipient" means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
"Register" has the meaning set forth in Section 9.04(b)(iv).
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Release Party" has the meaning assigned to such term in Section 1.05.
“Rental Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, total rental expense as calculated in accordance with GAAP.
"Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and its Swingline Exposure at such time.
"Revolving Loan" means a Loan made pursuant to Section 2.03.
"Revolving Loan Maturity Date" means October 25, 2016.
"S&P" means Standard & Poor's.
"Security Agreement" has the meaning assigned to such term in Section 5.09(a).
"Security Documents" has the meaning assigned to such term in Section 5.09(b).
"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
"Swingline Lender" means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
"Swingline Loan" means a Loan made pursuant to Section 2.05.
"Syndication Agent" mean Bank of America, N.A., a national banking association, in its capacity as syndication agent for the Lenders hereunder. The Syndication Agent shall have no rights, duties or responsibilities under this Agreement or the Credit Documents beyond those of a Lender.
"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Transactions" means the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
"Type," when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
"U.S. Person" means a “United States person” within the meaning of Section
7701(a)(30) of the Code.
"U.S. Tax Certificate" has the meaning assigned to such term in Section

2.17(f)(ii)(D)(2).

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Withholding Agent" means any Loan Party and the Administrative Agent.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
Section 1.05    Amendment and Restatement. This Agreement amends and restates in its entirety that certain Credit Agreement dated August 31, 2007, executed by and between Borrower, Administrative Agent and various lenders, as amended from time to time (the "Original Credit Agreement"). The Original Credit Agreement and all documents, instruments, agreements and contracts executed, delivered or required in connection with the Original Credit Agreement are hereinafter the "Original Credit Documents." All outstanding Loans made pursuant the Original Credit Agreement, and all outstanding accrued and unpaid interest thereunder, shall automatically be outstanding Loans and accrued and unpaid interest made pursuant to this Agreement, and all Existing Letters of Credit remain issued on the basis set forth in this Agreement. Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Original Credit Documents or the loan or the loan documents described therein. Borrower fully, finally, and absolutely and forever releases and discharges the Administrative Agent, the Issuing Bank and each lender thereunder and each Related Party of any of the foregoing and its present and former directors, shareholders, officers, employees, agents, representatives, successors and assigns, and their separate and respective heirs, personal representatives, successors and assigns (any such party being hereafter referred to in this Section 1.05 as a "Release Party"), from any and all actions, causes of action, claims, debts, damages, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity of Borrower, whether now known or unknown to Borrower, and whether contingent or matured, (i) in respect of the Original Credit Documents, or the actions or omissions of any lender thereunder in respect of the loan or the loan documents described therein, and (ii) arising from events occurring prior to the date of this Agreement, unless any such action, cause of action, claim, debt, damage, demand, liability, obligation, or suit results from the gross negligence or willful misconduct of such Release Party. All of the Credit Documents described in the Original Credit Documents, as amended and restated from time to time, shall secure all obligations described in this Agreement.

ARTICLE II
The Credits
Section 2.01    Revolving Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
Section 2.02    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000.00 and not less than $1,000,000.00. Each Swingline Loan shall be in an amount that is in an integral multiple of $100,000.00 and not less than $100,000.00. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Revolving Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Loan Maturity Date.
Section 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Phoenix, Arizona time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Phoenix, Arizona time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Phoenix, Arizona time, on the date of the proposed Borrowing. Each such telephonic Borrowing

Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit "C", and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and
(v)    the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
Section 2.04    [Intentionally left blank].
Section 2.05    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000.00 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Swingline Loans exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Phoenix, Arizona time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Phoenix, Arizona time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Phoenix, Arizona time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
Section 2.06    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in no event less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000.00, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments and (iii) the expiration date thereof shall comply with Section 2.06(c) below.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), provided that any Letter of Credit with a term of one year may provide for the renewal thereof for additional one-year periods, which shall in no event extend beyond the date referred in clause (ii) hereinafter, and (ii) the date that is five (5) Business Days prior to the Revolving Loan Maturity Date, unless such Letter of Credit is cash collateralized in a manner satisfactory to Administrative Agent in its reasonable discretion.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Phoenix, Arizona time, on the date that is the later of (A) three Business Days after such LC Disbursement is made, and (B) (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Phoenix, Arizona time, on the day of receipt, or the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor

Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be a Permitted Investment and shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
Section 2.07    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Phoenix, Arizona time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Phoenix, Arizona and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
Section 2.08    Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form attached hereto as Exhibit "C" and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such

Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.09    Termination, Reduction and Increase of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000.00 and not less than $5,000,000.00 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d)    Borrower may, provided no Default then exists, solicit incremental and new Commitments from Administrative Agent, the Lenders and/or third party financial institutions reasonably acceptable to the Administrative Agent in amounts that do not exceed in the aggregate $50,000,000.00. The Borrower shall notify Administrative Agent, in writing, of any election to increase the Commitments specifying such election and effective date thereof and covenanting that no Default then exists. No Lender's Commitment shall be increased without such Lender's prior written consent.
Section 2.10    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Loan Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit "B" (collectively, the "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent (and in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., Phoenix, Arizona time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Phoenix, Arizona time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Phoenix, Arizona time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
Section 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the "Facility Fee"), which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof;

provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee equal to an annual rate of 12.5 basis points on the face amount of each Letter of Credit, and (iii) to the Issuing Bank its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, any fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    [Intentionally left blank].
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.15    Increased Costs.

(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.17    Taxes.
(a)    Withholding Taxes; Gross-Up. Each payment by any Loan Party under this Agreement or any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Loan Party shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payment. As soon as practicable after any payment of

Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement or any Credit Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient or Beneficial Owner and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent or the applicable Loan Party (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the applicable Loan Party (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement or any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit "D" (a "U.S. Tax Certificate") to the effect that such Lender is not (a) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (b) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)    If a payment made to a Lender under this Agreement or any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g).shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Issuing Bank. For purposes of Section 2.17(e) and (f), the term "Lender" includes any Issuing Bank.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder

(whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Phoenix, Arizona time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 201 North Central Avenue, 21st Floor, Phoenix, Arizona 85004, Attn: Commercial Banking Group, AZ1-1178, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the

Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c) , then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.20    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Commitment and the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12;
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender except (i) such Defaulting Lender's Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date may not be postponed;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
Section 3.01    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability. The Transactions, when consummated, will be within the Borrower's and its Guarantors' organizational powers and will have been duly authorized by all necessary organizational and, if required, stockholder or member action. This Agreement and the other Credit Documents to which they are a party have been duly executed and delivered by the Borrower and the Guarantors and constitute the legal, valid and binding obligation of the Borrower and the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions, when consummated, (a) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries which would result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except as contemplated by this Agreement.
Section 3.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by KPMG International, independent public accountants, and (ii) as of and for the six-month period ended July 3, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since July 3, 2011, there has been no material adverse change in the business,

assets or operations, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.
Section 3.05    Properties.
(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, free and clear of all Liens, except for Permitted Encumbrances.
(b)    Each of the Borrower and its Subsidiaries owns or has possession of, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for any failure to own, possess, or have a license to use that could not reasonably be expected to result in a Material Adverse Effect; and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the Credit Documents or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.
(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 3.07    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.08    Investment and Holding Company Status. Neither the Borrower nor any of

its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005.
Section 3.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (except for sales and use tax returns involving, in the aggregate, immaterial amounts) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
Section 3.11    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12    Subsidiaries. The Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 3.12; Schedule 3.12 states as of the date hereof the organizational form of each entity and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 3.12 free and clear of any Lien.
Section 3.13    Operating Facilities. Schedule 3.13 contains a true and complete list of all owned or leased restaurant, office and other operating facilities of the Borrower and each Subsidiary and, as to each such facility, describes (a) the address of the facility, (b) the type of facility, (c) whether it is owned or leased by the Borrower or such Subsidiary, and (d) the identity of such owner or lessee.
Section 3.14    Regulation U. Neither Borrower nor any Subsidiary owns any “margin security” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve

System except amounts thereof that do not and will not in the aggregate constitute a substantial part of Borrower’s or such Subsidiary's assets.
Section 3.15    Anti-Terrorism. Neither Borrower or any Subsidiary or their representative constituents or affiliates is a “specially designated national” or “blocked person” (as those terms are defined by the US Office of Foreign Assets Control), or is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).
Section 3.16    Labor Disputes. Neither Borrower, Guarantor nor any Subsidiary is currently experiencing any labor disputes or, to the best of Borrower's knowledge, have had any labor disputes threatened.
ARTICLE IV
Conditions
Section 4.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a Consent and Agreement of Guarantors in form and substance satisfactory to the Lender fully executed by Guarantors.
(c)    The Administrative Agent shall have received a Consent and Agreement of Pledgors in form and substance satisfactory to the Lender fully executed by Pledgors.
(d)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Gallagher & Kennedy, P.A., counsel for the Borrower and the Guarantors, covering such matters relating to the Borrower, the Guarantors, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(e)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrower and the Guarantors, this Agreement, the Credit Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(f)    The Administrative Agent shall have received executed copies of the Credit Documents, including but not limited to, amendments to some or all of the Existing Security Agreements as determined by Administrative Agent, and a Continuing Guaranty and Security Agreement executed by PFCCB International Inc., a Delaware corporation.
(g)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(h)    All governmental and third party approvals necessary or, in the commercially reasonable discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.
(i)    The Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.
(j)    The Administrative Agent, the Lenders and J. P. Morgan Securities LLC shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(k)    The Administrative Agent and Lenders shall have received such other legal opinions, documents and other instruments as they shall reasonably request in connection herewith.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement or any other Credit Document shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent:
(a)    within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit "E" (the "Compliance Certificate") (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(f)    not later than forty-five (45) days after the end of each fiscal year, deliver to the Administrative Agent and each Lender consolidated financial projections for the Borrower and its Subsidiaries for the next fiscal year prepared in good faith in accordance with prior practice of the Borrower; and
(g)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and the Credit Documents, as the Administrative Agent or any Lender may reasonably request.
Section 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000.00; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
Section 5.04    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
Section 5.07    Compliance with Laws. The Borrower will, and will cause each of its

Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.08    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used to finance the working capital needs of the Borrower and for the Borrower’s general corporate purposes, including share repurchases and acquisitions or other investments permitted by this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
Section 5.09    Security Documents.
(a)    So long as the Lenders have any Commitment outstanding to the Borrower and so long as any Loan or other obligation hereunder is outstanding, the Borrower shall cause such Loan and the Borrower's and the Guarantors' other obligations under this Agreement and the Credit Documents to be secured at all times by a valid and effective first priority security interest granted pursuant to a pledge and security agreement substantially in the form attached hereto as Exhibit "F" (each a "Security Agreement"), each duly executed and delivered by or on behalf of the Borrower and each Guarantor, granting the Administrative Agent for the benefit of the Lenders a valid and enforceable security interest in the Collateral, subject to no Lien other than Permitted Encumbrances. Borrower acknowledges and agrees that the Existing Security Agreements shall constitute Security Agreements hereunder and shall remain in full force and effect securing the obligations of the Borrower and the Guarantors under this Agreement and the Credit Documents. Collateral shall not include any leasehold interest held by the Borrower. Notwithstanding the foregoing, the Collateral shall exclude those assets whose relative value to the Lenders does not justify the cost and/or effort required to perfect a security interest in such assets, as determined by the Administrative Agent in its reasonable discretion.
(b)    All of the documents required by this Section 5.09 shall be in form reasonably satisfactory to the Administrative Agent and its counsel, and, together with the Existing Security Agreements, any other Security Agreements and any financing statements for filing and/or recording, and any other items required by the Administrative Agent to effectuate the liens and security interests of the Administrative Agent contemplated by the Security Agreements and this Agreement and to perfect such liens and security interests with respect to Collateral, may heretofore or hereinafter be referred to as the "Security Documents."
(c)    The Borrower shall obtain and deliver to the Administrative Agent, and maintain in full force and effect so long as any obligation of the Borrower to the Lenders remains unpaid or unperformed, valid and effective security agreements in the form of the Security Agreement from any new Guarantors.
Section 5.10    Continuing Guarantees. So long as any Loan is outstanding, the Borrower shall cause such Loan and the Borrower's obligations under this Agreement and the Credit Documents to be guaranteed at all times by a continuing guarantee substantially in the form attached hereto as Exhibit "G" (each a "Continuing Guarantee") delivered to the Administrative Agent for the benefit of the Lenders from each Guarantor and any Subsidiary who Administrative Agent requests to be a Guarantor. Borrower acknowledges and agrees that the Existing Continuing Guarantees shall constitute Continuing Guarantees hereunder and shall remain in full force and effect.
Section 5.11    Information Regarding Operating Facilities. Upon request of the Administrative Agent, the Borrower shall provide an updated list (in the format of Schedule 3.13 hereof) of all operating facilities of the Borrower and each Subsidiary.
Section 5.12    Leases. Each lease that is to be used in leasing any of the real property owned by Borrower or any Subsidiary shall be subject to Administrative Agent's prior written approval, which approval shall not be unreasonably withheld. Each such lease shall have been entered into by Borrower or such Subsidiary in good faith and at arm's length. Borrower shall, or shall cause its Subsidiary to, assign to Administrative Agent all of its right, title and interest in and to all leases and rents and shall execute and deliver to Administrative Agent written assignments thereof in form satisfactory to Administrative Agent. Upon request of Administrative Agent, Borrower shall deliver to Administrative Agent individual estoppel certificates from all tenants under such leases certifying: (a) that the leased premises have been completed to the satisfaction of that tenant, (b) that the lease is in full force and effect and there are no existing defaults to the knowledge of that tenant, (c) the date upon which the term of the lease commenced and the date to which rentals have been paid, (d) that there are no setoffs or counterclaims against the rent payments and no credits against the rent payments except as set forth in the lease, (e) that the lease has not been amended or modified and there are no representations, warranties, understandings or agreements pertaining to the subject matter thereof other than as expressly stated in the written lease, and (f) that the tenant has no knowledge of any prior assignment or pledge of the lease or of rentals thereunder. For purposes of clarification, this Section 5.12 shall only apply to real property owned by the Borrower and/or any Subsidiary and does not apply to leases or subleases to any Subsidiary, nor does it apply to any leases of real property pursuant to which Borrower and/or any Subsidiary is the lessee.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 6.01    Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created hereunder;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01, but not any extensions, renewals or replacements of any such Indebtedness;

(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
(d)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition of any personal property, provided that the aggregate principal amount of such Indebtedness shall not exceed $3,000,000.00 at any time outstanding;
(e)    Unsecured Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition by the Borrower or Subsidiary of partnership interests, provided that the aggregate amount of such Indebtedness shall not exceed $20,000,000.00 at any time outstanding;
(f)    Indebtedness incurred under a Swap Agreement so long as the notional amount related thereto does not exceed the Commitment; and
(g)    Other unsecured Indebtedness in an aggregate principal amount not exceeding $3,000,000.00 at any time outstanding.
Section 6.02    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens created hereunder or in connection herewith;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof, including those set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the date hereof; and
(d)    any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness permitted under Section 6.01.
Section 6.03    Fundamental Changes.
(a)    The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. The restrictions in this Section 6.03(a) to the sale of assets shall not apply to the sale of inventory, the disposition of assets no longer best used in or useful to the business, or worn or damaged assets, the disposition of securities, and transfers necessary to allow for permitted merger or consolidation transactions.
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a)    Permitted Investments;
(b)    investments by the Borrower in the Equity Interests of its Subsidiaries and, subject to limitations in Section 6.06, any repurchase of the Equity Interests of the Borrower;
(c)    loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;
(d)    Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a "Permitted Acquisition"):
(i)    as of the date of the consummation of such Acquisition, no Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.08 shall be true both before and after giving effect to such Acquisition;
(ii)    such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;
(iii)    the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Effective Date;
(iv)    as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained; and
(v)    (A) on the date such Acquisition occurs and after giving effect to such Acquisition, the Adjusted Leverage Ratio would not exceed 3.00 to 1.00, and Borrower has delivered a Compliance Certificate to Administrative Agent on or before such date of the Acquisition reflecting such compliance in form and substance satisfactory to Administrative Agent, and (B) that (I) do not exceed in the aggregate $75,000,000.00 in cash and/or non-cash consideration during any twelve (12) month period and (II) do not exceed in the aggregate $125,000,000.00 in cash and/or non-cash consideration during the term of this Agreement;
(e)    Investments (which for purposes of this Section 6.04(e) only shall include purchasing, holding or acquiring any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, making or permitting to exist any loans or advances to, or making or permitting to exist any investment or any other interest in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any other Person constituting a business unit) meeting the following requirements or otherwise approved by the Required Lenders (each such investment constituting a "Permitted Entity Investment"):
(i)    as of the date of the consummation of such Permitted Entity Investment, no Default shall have occurred and be continuing or would result from such Permitted Entity Investment, and the representation and warranty contained in Section 5.08 shall be true both before and after giving effect to such Permitted Entity Investment;
(ii)    such Permitted Entity Investment is consummated on a non-hostile basis pursuant to a negotiated agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Permitted Entity Investment shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)    the business relating to such Permitted Entity Investment is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Effective Date;
(iv)    as of the date of the consummation of such Permitted Entity Investment, all material approvals required in connection therewith shall have been obtained; and
(v)    on the date such Permitted Entity Investment occurs and after giving effect to such Permitted Entity Investment, the Adjusted Leverage Ratio would not exceed 3.00 to 1.00, and Borrower has delivered a Compliance Certificate to Administrative Agent on or before such date of the Permitted Entity Investment reflecting such compliance in form and substance satisfactory to Administrative Agent.
Section 6.05    Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
Section 6.06    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, unless, on the date of such Restricted Payment and after giving effect to such Restricted Payment, the Adjusted Leverage Ratio would not exceed 3.00 to 1.00, and Borrower has delivered a Compliance Certificate to Administrative Agent on or before such date of the Restrictive Payment (or in the case of purchases of Equity Interests in the Borrower, not later than five (5) days after the month in which such purchase was made) reflecting such compliance in form and substance satisfactory to Administrative Agent.
Section 6.07    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 and (d) any other transactions otherwise permitted by this Agreement, including, without limitation, transactions permitted by Article VI.
Section 6.08    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof or the Liens on such leases or contracts.
Section 6.09    Financial Covenants. The Borrower will not permit at any time:
(a)    The Adjusted Leverage Ratio to exceed 3.75 to 1.00.
(b)    The Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.
Section 6.10    Negative Pledge. The Borrower will not, and will not permit any Subsidiary to, permit to exist any Lien on any real property now owned or hereafter acquired by it, except:
(a)    Liens created hereunder or in connection herewith;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the date hereof; and
(d)    any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness permitted under Section 6.01.
Section 6.11    Amendments to Operating/Partnership Agreements. The Borrower will not amend the operating or partnership agreement, as applicable, of itself or any Subsidiary to include, or permit to exist an operating or partnership agreement, as applicable, of any Subsidiary which includes, any provision which would (a) prohibit, restrict or materially decrease distributions by such Subsidiary to the Borrower under such agreement in respect of the ownership interest of the Borrower in such Subsidiary or in any restaurant, or (b) decrease below 80% the percentage ownership interest of the Borrower in such Subsidiary or in any restaurant.
Section 6.12    Change in Fiscal Year. Change the times of commencement or termination of its fiscal year or other accounting periods; or change its methods of accounting other than to conform to generally accepted accounting principles applied on a consistent basis.
Section 6.13    Change in Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto; provided, however, that the manufacturing, distribution and sale of Asian cuisine products offered by Borrower or any of its Subsidiaries in their restaurants direct to consumers through grocery or other retail points of purchase not owned by an Affiliate of Borrower or any of its Subsidiaries shall be permitted.
ARTICLE VII
Events of Default
If any of the following events ("Events of Default") shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or the Credit Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days after written notice to the Borrower;
(c)    any material representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been false or misleading in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's or any Subsidiary's existence) or 5.08 and such failure shall continue unremedied for a period of thirty (30) calendar days after written notice thereof from the Administrative Agent to the Borrower;
(e)    the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or other Credit Documents (other than those specified in clause (a), (b), (d) or (f) of this Article), and such failure shall continue unremedied for a period of thirty (30) calendar days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender), or if such failure cannot reasonably be remedied in thirty (30) days, then sixty (60) days after said written notice from the Administrative Agent to the Borrower;
(f)    the Borrower shall fail to observe or comply with any covenant, conditions or agreement contained in Article VI of this Agreement;
(g)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);
(h)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, unstayed, unbonded, or uninsured for ninety (90) consecutive calendar days or an order or decree approving or ordering any of the foregoing shall be entered;
(j)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(k)    the Borrower or any Subsidiary shall become unable, admit

in writing its inability or fail generally to pay its debts as they become due;
(l)    one or more final judgments (after the expiration of all times to appeal therefrom) for the payment of money in an aggregate amount in excess of $1,000,000.00 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged or unpaid for a period of thirty (30) consecutive days during which execution shall not be effectively bonded or stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any substantial part of the assets of the Borrower or any Subsidiary to enforce any such judgment;
(m)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(n)    if (a) the Borrower or any Subsidiary shall default (which default shall continue beyond any applicable grace period and shall not be effectively waived) in the performance, observance or fulfillment of any term, covenant or condition contained in any material lease or sublease of restaurant or other operating facilities or any other material agreement or commitment upon expiration, termination or lapse of one or more of which, individually or collectively, could reasonably be expected to have a Material Adverse Effect;
(o)    the occurrence of a Default under any Credit Document; or
(p)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
Section 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at:

7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255
Attention: Mr. Mark Mumford
Telecopy No.: (480) 888-3007

(ii)    if to the Administrative Agent, to:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue
        3rd Floor, TX1-2903
Dallas, Texas 75201
Attn: Gregory T. Martin, CFA
Telecopy No.: (214) 965-2044

(iii)    if to the Swingline Lender to:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue
        3rd Floor, TX1-2903
Dallas, Texas 75201
Attn: Gregory T. Martin, CFA
Telecopy No.: (214) 965-2044

(iv)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) except as provided in Section 9.02(d) below, or in any Credit Document, release all or substantially all of the Collateral, without the written consent of each Lender, (vi) release all or substantially all of the Guarantors, or (vii) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
(c)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as set forth in Section 2.20(b).
(d)    The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent agrees with the Borrower that it shall (so long as no Event of Default has occurred and is continuing), release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all obligations thereunder, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to this Agreement or any other Credit Document.
Section 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with any syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Credit Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)        Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent, provided that no

consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
(C)    the Issuing Bank.
As used herein, “Ineligible Institution” means a (a) Defaulting Lender, (b) natural person or (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000.00 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institutions if after giving effect any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Revolving Credit Exposure or Commitments, as the case may be.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of

$3,500.00; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:
"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph

(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant"), other than an Ineligible Institution, in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17(subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17 (f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no

Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect for a period of three (3) years after the later of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of Arizona.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of the State of Arizona sitting in Maricopa County and of the United States District Court of Phoenix, Arizona, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement against any other party or their respective properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Confidentiality.
(a)    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, each of the Administrative Agent, the Issuing Bank and the Lenders agree that in the event disclosure is required under Section 9.12(b) or (c) above, they will (A) provide the Borrower with prompt notice of the existence, terms, and circumstances surrounding such request or requirement, (B) take reasonable steps to narrow that request, and (C) if disclosure of Information is required, furnish only such portion of the Information such party's counsel advises is legally required to disclosure.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.13    USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of the Borrower and Guarantors and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation

By: /s/ Richard L. Federico
Richard L. Federico
Chief Executive Officer

JPMORGAN CHASE BANK, N.A., a national banking association, as a Lender and as Administrative Agent

By: /s/     Gregory T. Martin
Gregory T. Martin, its Vice President

BANK OF AMERICA, N.A., a national banking association, as a Lender and as Syndication Agent

By: /s/ Angelo Maragos
Name: Angelo Maragos
Title: Director

NATIONAL BANK OF ARIZONA, a national banking association, as a Lender

By: /s/ LJ Willis
Name: LJ Willis
Title: Assistant Vice President

BANK OF THE WEST, a California banking corporation, as a Lender

By: /s/ Josh Shade
Name: Josh Shade
Title: Vice President

WESTERN ALLIANCE BANK, an Arizona corporation, as a Lender

By: /s/ William E. Koenig
Name: William E. Koenig
Title: Senior Vice President

SCHEDULE 2.01
COMMITMENTS

		Commitments
	Lenders	Revolving Credit Exposure
		October 26, 2011
1	JPMorgan Chase Bank, N.A. 201 North Central Avenue 21st Floor Phoenix, Arizona 85004 Attn: Commercial Banking Group, AZ1-1178	$45,000,000
2	Bank of America, N.A.	$35,000,000
3	National Bank of Arizona	$30,000,000
4	Bank of the West	$20,000,000
5	Western Alliance Bank	$20,000,000

	Total Commitments	$150,000,000
	Maximum Aggregate Commitments	$150,000,000

SCHEDULE 3.06
DISCLOSED MATTERS
The Borrower is subject to various claims and legal actions arising out of the normal conduct of business, including commercial and employment matters. Some are expected to be covered, at least partly, by insurance.  The Borrower intends to continue to defend itself vigorously in such matters.  The Borrower assesses contingencies to determine the degree of probability and range of possible loss for potential accruals in its financial statements. The Borrower accrues an estimated loss contingency in its financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions can occur, assessing contingencies is highly subjective and requires judgments about future events. As a result, the amount of ultimate loss may differ from the Borrower's estimates.  In addition, although the Borrower believes that the ultimate outcome of these matters will not have a material adverse effect on the Borrower's results of operations, liquidity or financial position, it is possible that its results of operations, liquidity or financial position could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.  The Borrower is also currently under examination by various taxing authorities for calendar years 2004 through 2009.

SCHEDULE 3.12
SUBSIDIARIES

		Name	Entity and State	Borrower Ownership % of P.F. Chang's China Bistro, Inc.

A.		Guarantors

	1	PEI WEI ASIAN DINER, INC.	a Delaware corporation	100%
	2	PFCCB Shared Corporate Services, Inc.	an Arizona corporation	100%
	3	PFCCB Gift Card, Inc.	an Arizona corporation	100%
	4	PFCCB Pinnacle Peak LLC	an Arizona limited liability company	100%
	5	PFCCB Equipment, LLC	a Delaware limited liability company	100%
	6	PFCCB Retail, Inc.	a Delaware corporation	100%
	7	PFCCB International, Inc.	a Delaware corporation	100%

B.		Non-Guarantors
		PWAD Southwest, Inc.	a Texas corporation	100%
		PFCCB 2006 Partnership LLP	an Arizona limited liability partnership	99.15%
		Lucky Cat Assistance Fund, Inc.	a Delaware nonprofit corporation	N/A
		PFC Building III Limited Partnership	an Arizona limited partnership	6.78%
		PFCCB NUCA LLC	an Arizona limited liability company	100%

		Name	Entity and State	Borrower Ownership %
		PFCCB NUCA (2003) LLC	an Arizona limited liability company	98.41%
		PFCCB Mid-Atlantic LLC	an Arizona limited liability company	99.77%
		PFCCB SO CAL (2003) LLC	an Arizona limited liability company	98.8%
		PFCCB Florida Joint Venture LLP	an Arizona limited liability partnership	99.63%
		PFCCB Marlton LLC	a Delaware limited liability company	99%
		PFCCB Edgewater LLC	a Delaware limited liability company	99%

PFCCB Wichita LLC	a Kansas limited liability company	100%
P.F.C.C.B. Texas, Inc.	a Texas corporation	100%
PFCCB Rogers, Inc.	an Arkansas non-profit corporation	N/A
PFCCB Maryland, Inc.	a Delaware corporation	96%
PFCCB Annapolis, Inc.	a Delaware corporation	80%
PFC Hawaii LLC	a Hawaii limited liability company	1%
P.F. Chang's III, L.L.C.	an Arizona limited liability company	97.5%

Name	Entity and State	Borrower Ownership % of Pei Wei Asian Diner, Inc.
Pei Wei Asian Diner One LLC	an Arizona limited liability company	100%
Pei Wei Asian Diner Two (Dallas) LLP	an Arizona limited liability partnership	98.84%
Pei Wei Asian Diner Three (SO CAL) LLC	an Arizona limited liability company	98.27%
Pei Wei Asian Diner Four (Houston) LLP	an Arizona limited liability partnership	100%
Pei Wei Asian Diner Five (Denver) LLC	an Arizona limited liability company	99.5%
Pei Wei Asian Diner Seven (Central Texas) LLP	an Arizona limited liability partnership	100%
Pei Wei Asian Diner Nine (DC) LLC	an Arizona limited liability company	96.36%
Pei Wei Asian Diner Ten (Florida) LLC	an Arizona limited liability company	99.47%
Pei Wei Asian Diner Fifteen (Michigan) LLC	an Arizona limited liability company	98.57%
Pei-the-Wei, Inc.	a Texas corporation	100%
PWAD Texas, Inc.	a Texas corporation	100%
Pei Wei Houston, Inc.	a Texas corporation	100%
PWAD Olathe LLC	a Kansas limited liability company	100%
PWAD Overland Park LLC	a Kansas limited liability company	100%

SCHEDULE 3.13
OPERATING FACILITIES
P.F. CHANG’S CHINA BISTRO
STORE LIST*
(AS OF SEPTEMBER 23, 2011)

740 South Mill Avenue	8315 S. Park Meadow Center Drive
Tempe, AZ 85281	Littleton, CO 80124

8888 SW 136th Street, Suite T100	17355 Biscayne Boulevard
Miami, FL 33176	Miami, FL 33160

3301 Veterans Memorial Boulevard	4165 Paradise Road
Metairie, LA 70002	Las Vegas, NV 89109

6809-F Phillips Place Court	1716 M International Drive
Charlotte, NC 28210	McLean, VA 22102

2041 Rosecrans Avenue	1415 15th Street
El Segundo, CA 90245	Denver, CO 80202

500 Ashwood Parkway	233 Summit Boulevard
Atlanta, GA 30338	Birmingham, AL 35243

1819 Lake Cook Road	2801 W. Big Beaver, 1st Level D-112
Northbrook, IL 60062	Troy, MI 48084

8500 Beverly Boulevard, #117 and 119	8 Park Plaza
Los Angeles, CA 90048	Boston, MA 02116

436 North Orlando Avenue	1504 Old Country Road
Winter Park, FL 32789	Westbury, NY 11590

4325 Glenwood Avenue, Space 225B	7014 East Camelback Road
Raleigh, NC 27612	Scottsdale, AZ 85251

7132 East Greenway Parkway	326 Wilshire Boulevard
Phoenix, AZ 85254	Santa Monica, CA 90401

1205 Broadway Plaza	174 West 300 South
Walnut Creek, CA 94596	Salt Lake City, UT 84101

1095 South Rampart Boulevard	4040 Townsfair Way
Las Vegas, NV 89128	Columbus, OH 43219

2340 Mansell Road	102 West 47th Street
Alpharetta, GA 30022	Kansas City, MO 64112

11301 Rockville Pike, #1-4.1 and 1-4.2	530 North Wabash
North Bethesda, MD 20895	Chicago, IL 60606

3333 Buford Drive, Bldg. 4, #VA-03	1805 East River Road, Suite 101
Buford, GA 30519	Tucson, AZ 85718

1181 Ridgeway Road	7077 Friars Road
Memphis, TN 38119	San Diego, CA 92108

21821 Oxnard Street	2361 Fountain Square Drive
Woodland Hills, CA 91367	Lombard, IL 60148

125 Westchester Avenue, Space D315	61 Fortune Drive
White Plains, NY 10601	Irvine, CA 92718

1145 Newport Center Drive	1 West FlatIron Circle, Unit 500, Bldg. 5
Newport Beach, CA 92660	Broomfield, CO 80021

2525 West End	2633 Edmonson Road
Nashville, TN 37203	Norwood, OH 45209

1180 Galleria Boulevard	25101 Chagrin Boulevard
Roseville, CA 95678	Beachwood, OH 44122

49 West Maryland Street, Suite 226	3667 Las Vegas Boulevard South
Indianapolis, IN 46204	Las Vegas, NV 89109

27000 Crown Valley Parkway	525 Bellevue Square
Mission Viejo, CA 92691	Bellevue, WA 98004

8601 Keystone Crossing	10300 Little Patuxent Parkway
Indianapolis, IN 46240	Columbia, MD 21044

1400 Glades Road, Bay 220	3255 West Chandler Boulevard
Boca Raton, FL 33431	Chandler, AZ 85266

390 West El Camino Real	148 West Bridge Street
Sunnyvale, CA 94087	West Homestead, PA 15120

260 East Colorado Boulevard, Suite 201	2700 Southdale Center
Pasadena, CA 91109	Edina, MN 55435

71800 Highway 111, Suite C104	500 Route 73 South, Space G1
Rancho Mirage, CA 92270	Marlton, NJ 08053

15301 Ventura Boulevard, Suite P-22	10840 Tamiami Trail
Sherman Oaks, CA 91403	Naples, FL 34108

180 El Camino Real	439 Cool Springs Boulevard
Palo Alto, CA 94304	Franklin, TN 37067

575 East University Parkway	2500 North Mayfair Road
Orem, UT 84097	Wauwatosa, WI 53226

6741 Kingston Pike	10150 California Street
Knoxville, TN 37919	Omaha, NE 68114

3101 PGA Boulevard, Suite F142	4551 Virginia Beach Boulevard
Palm Beach Gardens, FL 33410	Virginia Beach, VA 23462

4200 Conroy Road, Space A144	2425 Lake Lansing Road
Orlando, FL 32839	Lansing, MI 48912

1295 Chesterfield Parkway East	16170 North 83rd Avenue
Chesterfield, MO 63017	Peoria, AZ 85382

4440 The 25 Way, NE	5180 Kietzke Lane
Albuquerque, NM 87107	Reno, NV 89509

219 Westshore Plaza	6135 Parkcenter Circle
Tampa, FL 33609	Dublin, OH 43017

1725 Briargate Parkway	17905 Haggerty Road

Colorado Springs, CO 80920	Northville Township, MI 48167

9212 Stony Point	4250 Fairfax Corner Avenue
Richmond, VA 23235	Fairfax, VA 22030

1139 NW Couch Street	340 South Pine Avenue
Portland, OR 97209	Long Beach, CA 90801

820 Eastview Mall	6801 Fayetteville Road
Victor, NY 14564	Durham, NC 27713

1530 J Street, Suite 100	983 Baltimore Pike
Sacramento, CA 95814	Glen Mills, PA 19342

98 South Second Street	101 South Green Valley Parkway
San Jose, CA 95113	Henderson, NV 89012

12071 Elm Creek Boulevard	9435 Civic Center Boulevard
Maple Grove, MN 55369	West Chester, OH 45069

400 Pine Street, Suite 136	1401 Waterfront Parkway
Seattle, WA 98101	Wichita, KS 67206

201 East Magnolia Boulevard, Suite 281	5633 Bay Street
Burbank, CA 91502	Emeryville, CA 94608

110 South Jordan Creek Parkway	19320 NW Emma Way
West Des Moines, IA 50266	Hillsboro, OR 97124

10 Port Imperial Boulevard	3000 184th Street, Suite 912
West New York, NJ 07093	Lynnwood, WA 98037

7210 W. Alameda Avenue	2801 N. Pacific Avenue, Suite 101
Lakewood, CO 80226	Atlantic City, NJ 08401

13700 N. Pennsylvania Avenue	7870 Monticello Avenue
Oklahoma City, OK 73134	Rancho Cucamonga, CA 91739

10281 Midtown Parkway, Suite 137	7341 Corporate Boulevard
Jacksonville, FL 32246	Baton Rouge, LA 70809

317 S. Shackleford Road	25 The Boulevard Saint Louis
Little Rock, AR 72211	Richmond Heights, MO 63117

925 Blossom Hill Road, Suite 1515	6610 E. Superstition Springs Blvd.
San Jose, CA 95123	Mesa, AZ 85206

2250 E. Thousand Oaks Blvd.	7463SW Bridgeport Road
Thousand Oaks, CA 91362	Tigard, OR 97224

9120 Shelbyville Road	5 Woodfield Mall, Space D313
Hurstbourne, KY 40222	Schaumburg, IL 60173

391 S. 8th Street	7135 E. Camelback Road
Boise, ID 83702	Scottsdale, AZ 85251

5915 Sky Pond Drive	7894 N. Blackstone Avenue
Loveland, CO 80538	Fresno, CA 93720

23902 E. Prospect Avenue	2626 Miamisburg-Centerville Road
Aurora, CO 80016	Dayton, OH 45459

2237 Deming Way	4540 La Jolla Village Drive
Middleton, WI 52562	San Diego, CA 92121

901 S. Miami Avenue, Suite 104	1127 Woodruff Road
Miami, FL 33131	Greenville, SC 29607

3338 W. Friendly Avenue	901 N. Glebe Road
Greensboro, NC 27410	Arlington, VA 22203

3525 Carson Street	3545 US Route 1
Torrance, CA 90503	Princeton, NJ 08540

43316 Christy Street	10700 Stockdale Highway
Fremont, CA 94538	Bakersfield, CA 93309

801 W. Main	2203 S. Promenade, Suite 13100
Spokane, WA 99201	Rogers, AR 72758

2418 East Sunrise Blvd.	2015 Birch Road, Suite 1401
Ft. Lauderdale, FL 33304	Chula Vista, CA 91915

2110 Hamilton Place Blvd.	1624 Cumberland Mall, Suite LS108
Chattanooga, TN 37421	Atlanta, GA 30339

14135 S. LaGrange Road	3475 Tyler Street
Orland Park, IL 60462	Riverside, CA 92503

3405 Nicholasville Road	1330 Stoneridge Mall Road
Lexington, KY 40503	Pleasanton, CA 94588

600 E. Pratt Street, Suite 101	124 Coburg Road
Baltimore, MD 21202	Eugene, OR 97401

800 Boylston Street	10081 Gulf Center Drive
Boston, MA 02199	Ft. Myers, FL 33913

10325 Perimeter Parkway	390 Hackensack Ave., Suite 50
Charlotte, NC 28216	Hackensack, NJ 07601

1200 Del Monte Center	910 Highland Colony Parkway
Monterey, CA 93940	Ridgeland, MS 39157

2300 Village Drive West, Bldg. #140	131 Colonie Center, Space 305
Maumee, OH 43537	Albany, NY 12205

17390 Hall Road, Unit R-103	640 Grand Boulevard
Clinton Township, MI 48038	Sandestin, FL 32550

230 Tresser Boulevard	721 Easton Road
Stamford, CT 06901	Warrington, PA 18976

1740 Sawgrass Mills Circle	3710 Rt. 9, Suite 2817
Sunrise, FL 33323	Freehold, NJ 07728

301 Corte Madera Town Center, Sp. A	8108 West Gage Boulevard
Corte Madera, CA 94925	Kennewick, WA 99336

305 The Bridge Street, Suite 101	1245 Worcester Street, Suite 4008
Huntsville, AL 35806	Natick, MA 01760

321 West Katella Avenue, Suite 120	3450 Wrightsboro Road, Suite D215

Anaheim, CA 92802	Augusta, GA 30909

1190 Farrow Parkway	510 Germantown Pike
Myrtle Beach, SC 29577	Plymouth Meeting, PA

3445 Grand Avenue	8342 Honeygo Boulevard
Chino Hills, CA 91709	Baltimore, MD 21236

2420 W. Happy Valley Road	307 Sail Place
Phoenix, AZ 85085	Annapolis, MD 21401

825 Dulaney Valley Road, Suite 1161	210 Andover Street
Towson, MD 21204	Peabody, MA 01960

14681 W. McDowell Road	18900 Michigan Avenue, Space R-101
Goodyear, AZ 85395	Dearborn, MI 48126

322 West Farms Mall, Space F226	26 Schenck Parkway
Farmington, CT 06032	Asheville, NC 28803

40762 Winchester Road, Suite 400	3265 West Market Street, Suite 100A
Temecula, CA 92591	Akron, OH 44333

410 Legacy Place	1600 Settlers Ridge Center Drive
Dedham, MA 02026	Robinson Township, PA 15205

100 Cambridgeside Place	1 Galleria Drive, TH131
Cambridge, MA 02141	Buffalo, NY 14225

5621 Paseo Del Norte	10 Town Center Drive
Carlsbad, CA 92008	Collegeville, PA 19426

11361 N.W. 12th Street, Space E-541	5406 Wisconsin Avenue, Suite B
Miami, FL 33172	Chevy Chase, MD 20815

21078 Dulles Town Circle	111 Providence Place
Sterling, VA 20166	Providence, RI 02903

4094 Westheimer	10114 Jollyville Road
Houston, TX 77027	Austin, TX 78759

225 NorthPark Center	201 San Jacinto Boulevard
Dallas, TX 75225	Austin, TX 78701

11685 Westheimer Road	650 Highway 114
Houston, TX 77077	Grapevine, TX 76051

255 East Basse Road, Suite 1200	1201 Lake Woodlands Drive, Suite 301
San Antonio, TX 78209	The Woodlands, TX 77380

2120 Lone Star Drive	760 Sunland Park Drive
Sugar Land, TX 77479	El Paso, TX 79912

400 Throckmorton	15900 La Cantera Parkway, Bldg. 1, Suite 1100
Ft. Worth, TX 76102	San Antonio, TX 78256

18250 Tomball Parkway	215 E. I-20 Hwy
Houston, TX 77070	Arlington, TX 76018

915 W. Bethany	3100 Expressway 83
Allen, TX 75013	McAllen, TX 78503

5488 S. Padre Island Dr., Ste 5001
Corpus Christi, TX 78411

*All facilities are leased restaurant locations.

PEI WEI ASIAN DINER
STORE LIST*
(AS OF SEPTEMBER 23, 2011)

8787 N. Scottsdale Road, Suites 214/216	20851 N. Scottsdale Road, Suite 3
Scottsdale, AZ 85258	Scottsdale, AZ 85255

1085 West Queen Creek Road, Suite 1	32607 N. Scottsdale Road, Suite 107
Chandler, AZ 85248	Scottsdale, AZ 85262

5781 Alton Parkway	845 E. University Blvd., Suite 135
Irvine, CA 92618	Tucson, AZ 85719

1560A Leucadia Boulevard	14835 East Shea Boulevard, Suite 100
Encinitas, CA 92024	Fountain Hills, AZ 85268

1084 South Gilbert Road, Suite 601	742 East Glendale, Suite 110
Gilbert, AZ 85296	Phoenix, AZ 85020

9352 S. Colorado Boulevard, Suite G-1	20022 North 67th Avenue, Suite 100
Highlands Ranch, CO 80126	Glendale, AZ 85308

1302 Bison Avenue	4340 East Indian School Road, Suite 23
Newport Beach, CA 92660	Phoenix, AZ 85018

7131 West Ray Road	18204 Preston Road, Suite E-1
Chandler, AZ 85226	Dallas, TX 75252

3412 Hebron Parkway, Suite 100	5110 Buffalo Speedway, Suite 100
Carrollton, TX 75010	Houston, TX 77005

19075 I.H. 45 South, Suite 480	5900 Overton Ridge Blvd., Suite 130
Shenandoah, TX 77385	Fort Worth, TX 76132

7600 N. MacArthur Blvd., Suite 105	4133 East Cooper Street, Suite 307
Irving, TX 75063	Arlington, TX 76015

3001 Knox Street, Suite 100	16101 Kensington Drive

Dallas, TX 75205	Sugar Land, TX 77479

1311 West Sunset Road	24250 Valencia Boulevard
Henderson, NV 89014	Santa Clarita, CA 91355

5203 FM 1960 West, Suite E	200 Quebec Street, Bldg. 100, Suite 115
Houston, TX 77069	Denver, CO 80230

8305 Westchester Drive	1582 East Southlake Boulevard
Dallas, TX 75225	Southlake, TX 76092

713 Hebron Parkway, Suite 200	1008 W. McDermott Drive, Suite A
Lewisville, TX 75057	Allen, TX 75013

3455 East Foothill Boulevard	2777 Pacific Coast Highway
Pasadena, CA 91107	Torrance, CA 90505

11700 Preston Road, Suite A	2201 Louisiana Boulevard NE, Suite G
Dallas, TX 75230	Albuquerque, NM 87110

5285 E. Broadway Boulevard, Suite 151	1028 East 2100 South, Suite 3
Tucson, AZ 85711	Salt Lake City, UT 84106

10373 South State Street	5954 South Yale Avenue
Sandy, UT 84070	Tulsa, OK 74135

3426 E. Baseline Road, Suite 121	7148 N. Academy Boulevard
Mesa, AZ 85204	Colorado Springs, CO 80920

702 Kingwood Drive	1590 South Mason Road, Suite A
Kingwood, TX 77339	Katy, TX 77450

12901 N. I-35 Service Road	4801 Beltline Road
Building 15, Suite 1540	Addison, TX 75254
Austin, TX 78753

1005 Waugh Street, Suite A	19411-A Gulf Freeway
Houston, TX 77019	Webster, TX 77598

1802 N. Loop, 1604 East	1841 Belle Isle Boulevard

San Antonio, TX 78232	Oklahoma City, OK 73118

14255 Colfax Drive	1000 East 41st Street
Lakewood, CO 80401	Austin, TX 78751

12020 FM 1960 West	10373 South State Street
Houston, TX 77065	Sandy, UT 84070

4200 South Lamar Boulevard	11267 Huebner Road
Austin, TX 78704	San Antonio, TX 78230

4517 Weston Road	101 Creekside Crossing, Suite 1800
Weston, FL 33331	Brentwood, TN 37027

1141 East 2nd Street, Suite 100-A	10830 West Charleston Blvd., Suite 110
Edmond, OK 73034	Las Vegas, NV 89135

1825 Guadalupe, Suite F-112	8300 Tamarack Village, Suite 102
Tempe, AZ 85283	Woodbury, MN 55125

3011 East Colonial Drive	10575 S. Eastern Avenue, Suite100
Orlando, FL 32803	Henderson, NV 89052

633 W. Ina Road	12561 Castlemoor Drive
Tucson, AZ 85718	Eden Prairie, MN 55344

6302 York Road	13855 Conlan Circle, Suite J
Baltimore, MD 21212	Charlotte, NC 28277

10251 Little Brier Creek Lane, Suite 112	14008 Memorial Drive, Suite A
Raleigh, NC 27617	Houston, TX 77079

980A University Drive East #4	10251 Little Brier Creek Lane, Suite 112
College Station, TX 77840	Raleigh, NC 27617

601 West 15th Street, Suite 101	7621 Edinger, Suite 102
Plano, TX 75075	Huntington Beach, CA 92647

6478 Dobbin Center Way, Suite A	1750 N. Congress Avenue, Suite 700

Columbia, MD 21045	Boynton Beach, FL 33426

2222 McKinney Avenue, Suite 100	267 E. Bell Road, Suite 1
Dallas, TX 75201	Phoenix, AZ 85022

4170 Lavon Drive	23632 El Toro Road
Garland, TX 75040	Lake Forest, CA 92630

2600 West 7th Street, Suite 101	1680 Union Avenue, Suite 109
Fort Worth, TX 76107	Memphis, TN 38104

10610, Bay 10, Forest Hill Blvd.	4408 Falls of Neuse Road
Wellington, FL 33411	Raleigh, NC 27619

10420 Coors Bypass NW, Suite 1B	4609 West Kenosha Street
Albuquerque, NM 87114	Broken Arrow, OK 74012

11398 Bandera Road, Bldg. 3, #304	4210 82nd Street, Suite 230
San Antonio, TX 78249	Lubbock, TX 79423

15141 West 119th Street	4461 Market Commons Drive
Olathe, KS 66062	Fairfax, VA 22033

9222 Metcalf Avenue	1413 South Voss Road, Suite A
Overland Park, KS 66212	Houston, TX 77057

1107 Walnut Street	3000 South Central Expressway
Cary, NC 27511	McKinney, TX 75070

11430 Olive Blvd.	1675 29th Street, Suite 1284
Creve Coeur, MO 63141	Boulder, CO 80301

205 North University Avenue	1619 North Dysart Road, Suite 101
Little Rock, AR 72205	Avondale, AZ 85323

8412 Preston Road, Suite 400	2100 North Collins Street, Suite 120
Plano, TX 75024	Arlington, TX 76011

7500 North Mesa Street, Suite 101	3535 South Peoria
El Paso, TX 79912	Tulsa, OK 74105

71 North 500 West, Suite A	1911 Medical Center Parkway, Suite A
West Bountiful, UT 84010	Murfreesboro, TN 37129

10562 Craftsman Way, Suite 9A	13429 U.S. Highway 183 North
San Diego, CA 92127	Austin, TX 78750

13937 Lakeside Circle, Suite 113	8885 Ladue Road, Suite 1
Sterling Heights, MI 48313	Ladue, MO 63124

4300A West Waco Drive, Suite 1	7571 Sawmill Road
Waco, TX 76710	Dublin, OH 43017

5753 Twelve Mile Road	522 North Pine Island Road
Warren, MI 48092	Plantation, FL 33324

3350 South Soncy, Suite 194	7620 W. Denton Highway, Suite 632
Amarillo, TX 79124	Watauga, TX 76148

2695 Park Avenue	430 West Loop 1604 North, Suite 101
Tustin, CA 92782	San Antonio, TX 78251

31367 Orchard Lake Road	217 S. Dale Mabry Highway
Farmington Hills, MI 48334	Tampa, FL 33609

12927 N. Dale Mabry Highway	3050 Dowlen Road, Suite N
Tampa, FL 33618	Beaumont, TX 77706

1931 South Loop 288, Suite 130	701 W. McDowell, Suite 101
Denton, TX 76205	Phoenix, AZ 85003

2257 N. Germantown Parkway, Ste. 110	2338 Woodland Crossing Drive, Suite A
Memphis, TN 38138	Herndon, VA 20171

113 South Las Posas Road, Suite 110	1325 George Dieter Drive, Space H2
San Marcos, CA 92078	El Paso, TX 79936

4017 Hillsboro Pike, Ste. 301	2050 Polaris Parkway
Nashville, TN 37215	Columbus, OH 43240

2355 Vanderbilt Beach Road, Ste. 116	528A East Market Street

Naples, FL 34109	Leesburg, VA 20176

999 E. Basse Road, Suite 199	4040 City Avenue, Bldg. 2, Space 2
San Antonio, TX 78209	Philadelphia, PA 19131

1025 Camino De La Reina, Suite P-5	22000 Dulles Retail Plaza, Suite 190
San Diego, CA 92108	Dulles, VA 20166

15519 NW 67th Avenue	1148 E. Fort Union Blvd., Unit #162
Miami Lakes, FL 33014	Midvale, UT 84047

1500 24th Ave. N.W.	540 South Mendenhall Road, Suite 9
Norman, OK 73069	Memphis, TN 38117

13616 North Kendall Drive	2050 Route 70 West
Miami, FL 33186	Cherry Hill, NJ 08002

2441 North Maize Road, Suite 1501	43170 Grand River Avenue
Wichita, KS 67205	Novi, MI 48375

1206 Walton Blvd.	12235 Seal Beach Blvd.
Rochester, MI 48307	Seal Beach, CA 90740

4155 Morse Crossing	11049 Pines Blvd., Ste. 424
Columbus, OH 43219	Pembroke Pines, FL 33026

3090 FM 407, Ste. 306	1402 66th Street
Highland Village, TX 75077	St. Petersburg, FL 33710

400 Route 38, Ste. 8120	8015 Turkey Lake Road, Ste. 400
Moorestown, NJ 08057	Orlando, FL 32819

5932 Fairmont Parkway, Ste. 150	5330 Cedar Lake Road
Pasadena, TX 77505	St. Louis Park, MN 55416

7152-B Beracasa Way	5035 Wellington Road
Boca Raton, FL 33433	Gainesville, VA 20155

14155 W. Bell Road, Suite 113	2501 W. Osceola Parkway
Surprise, AZ 85374	Kissimmee, FL 34741

200 University Boulevard, Suite 100	4517 Chino Hills Parkway, Suite E
Round Rock, TX 78665	Chino Hills, CA 91709

11302 Broadway, Suite 102	3970 Buchtel Boulevard, Suite 107
Pearland, TX 77584	Denver, CO 80210

950 Baltimore Pike	30278 Woodward Avenue
Springfield, PA 19064	Royal Oak, MI 48073

12913 Galleria Circle, Suite 101	11301 Parkside Drive, Suite 1200
Bee Cave, TX 78738	Knoxville, TN 37901

8511 Cooper Creek Boulevard	730 East Big Beaver Road
University Park, FL 34201	Troy, MI 48083

3402 Technological Avenue, Suite 232	2709 N. Elston Avenue
Orlando, FL 32817	Chicago, IL 60647

7135 S. Kingery Hwy	18801 Biscayne Blvd., Ste. B
Hinsdale, IL 60527	Aventura, FL 33180

6159 N. Keystone Ave., Ste. 100	1730 N. Federal Hwy
Indianapolis, IN 46220	Fort Lauderdale, FL 33305

* All facilities are leased restaurant locations.

PFCCB PINNACLE
PEAK, LLC**

7676 East Pinnacle Peak Road
Scottsdale, AZ 85255

** Facility is the corporate headquarters, owned by PFCCB Pinnacle Peak, LLC.

SCHEDULE 6.01
EXISTING INDEBTEDNESS

1.	Reference is hereby made to Schedule 3.06.

2.	Any Borrower or Subsidiary restaurant leases, of which capital leases were $2,753,000 as of October 2, 2011.

3.	Promissory notes totaling approximately $1,250,000 related to various liquor licenses.

SCHEDULE 6.02
EXISTING LIENS
UCC Filings - P.F. Chang’s China Bistro, Inc. (“PFCCBI”)

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 9/20/05; File No. 52974393	computer equipment	9/20/2010
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 9/20/05; File No. 52974419	computer equipment	9/20/2010
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 10/10/05; File No. 53127512 UCC-3 Amendment filed 6/12/06; File No. 61987536 UCC-3 Assignment filed 1/29/2009; File No. 90304086	computer equipment	10/10/2010
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 2/6/06; File No. 60441600	computer equipment	2/6/2011
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 2/8/06; File No. 60474833	computer equipment	2/8/2011
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 3/14/06; File No. 60861096	computer equipment	3/14/2011
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 5/19/06; File No. 61706407	computer equipment	5/19/2011
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 6/14/06; File No. 62029999 UCC-3 Amendment filed 2/7/07; File No. 70488840	computer equipment	6/14/2011
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 7/6/06; File No. 62323830	computer equipment	7/6/2011
PFCCBI	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/09/2006; File No. 62830164 UCC-3 Continuation filed 3/11/11; File No. 10902745 UCC-3 Amendment filed 4/21/11; File No. 11490666	[Collateral description not included with UCC filings.]	3/11/2016
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 9/21/06; File No. 63266947	computer equipment	9/21/2011

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 10/18/06; File No. 63620457 UCC-3 Amendment filed 5/11/07 File No. 71789048	computer equipment	10/18/2011
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 11/6/06; File No. 63864618	computer equipment	11/6/2011
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 1/29/07; File No. 70358837 UCC-3 Amendment filed 9/18/07 File No. 73521928	computer equipment	1/29/2012
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 5/23/07; File No. 71951218	computer equipment	5/23/2012
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 6/11/07; File No. 72188000 UCC-3 Amendment filed 1/30/08 File No. 80367316	computer equipment	6/11/2012
PFCCBI	JPMorgan Chase Bank, N.A.	UCC-1 filed 9/5/07; File No. 73832986
accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledge deposits, other collateral, and the proceeds thereof; certain trademarks
9/5/2012
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 10/10/07; File No. 73817029 UCC-3 Amendment filed 6/16/08 File No. 82046934	computer equipment	10/10/2012
PFCCBI	PFCCB Gift Card, Inc.	UCC-1 filed 10/22/07; File No. 73978409	gift certificates, gift cards and related instruments	10/22/2012
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 2/15/08; File No. 80567154 UCC-3 Amendment filed 9/17/08; File No. 83147145	computer equipment	2/15/2013
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 6/3/08; File No. 81883568 UCC-3 Amendment filed 2/16/09; File No. 90501814	computer equipment	6/3/2013
PFCCBI	CSI Leasing, Inc.	UCC-1 filed 9/30/08; File No. 83310750 UCC-3 Amendment filed 4/30/09; File No. 91368262	computer equipment	9/30/2013

UCC Filings - Pei Wei Asian Diner, Inc. (“PWADI”)

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PWADI	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/9/06; File No. 62847648 UCC-3 Continuation filed 3/11/11; File No. 10902729 UCC-3 Amendment filed 4/21/11; File No. 11490740 accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto; certain intellectual property
3/11/2016
PWADI	Weingarten Nostat, Inc.	UCC-1 filed 4/25/07; File No. 71554285	all property (including fixtures, equipment, merchandise and chattels) now or hereafter placed at 540 South Mendenhall, Suite 9, Memphis, TN 38117	4/25/2012
PWADI	JPMorgan Chase Bank, N.A.	UCC-1 filed 9/5/07; File No. 73833026
accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto; certain intellectual property
9/5/2012
PWADI	PFCCB Gift Card, Inc.	UCC-1 filed 10/22/07; File No. 73978276	gift certificates, gift cards, and related instruments	10/22/2012
PWADI	Weingarten Realty Investors	UCC-1 filed 2/27/08; File No. 80703395	all property (including fixtures, equipment, merchandise and chattels) now or hereafter placed at 8015 Turkey Lake Road #400, Orlando, FL 32819	2/27/2013
PWADI	Pearland Town Center Limited Partnership/CBL & Associates Limited Partnership	UCC-1 filed 8/17/09; File No. 92637582	rent, taxes, and other sums granted to debtor under applicable laws and in equity	8/17/2014

UCC Filings - PFCCB Shared Corporate Services, Inc. (“PFCCBSCS”)

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PFCCBSCS	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/7/06; File No. 200614316333 UCC-3 Continuation filed 3/14/11; File No. 200614316333 UCC-3 Amendment filed 4/22/11; File No. 200614316333 accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
3/14/2016
PFCCBSCS	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/31/07; File No. 200714906237
accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
8/31/2012

UCC Filings - PFCCB Gift Card, Inc. (“PFCCBGC”)

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PFCCBGC	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/7/06; File No. 200614316344 UCC-3 Continuation filed 3/14/11; File No. 200614316344 UCC-3 Amendment filed 4/22/11; File No. 200614316344 accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
3/14/2016
PFCCBGC	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/31/07; File No. 200714906157
accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
8/31/2012

UCC Filings - PFCCB Pinnacle Peak, LLC (“PFCCBPP”)

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PFCCBPP	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/7/06; File No. 200614316355 UCC-3 Continuation filed 3/14/11; File No. 200614316355 UCC-3 Amendment filed 4/22/11; File No. 200614316355 accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
3/14/2016
PFCCBPP	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/31/07; File No. 200714906191
accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
8/31/2012

UCC Filings - PFCCB Equipment, LLC (“PFCCBE”)

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PFCCBE	JPMorgan Chase Bank, N.A.	UCC-1 filed 8/9/06; File No. 62850246 UCC-3 Continuation filed 3/11/11; File No. 10902828 UCC-3 Amendment filed 4/21/11; File No. 11490807 accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
3/11/2016
PFCCBE	JPMorgan Chase Bank, N.A.	UCC-1 filed 9/5/07; File No. 73833141
accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
9/5/2012

UCC Filings - PFCCB Retail, Inc. (“PFCCBR”)

DEBTOR	SECURED PARTY	TYPE/FILE NUMBER & DATE	COLLATERAL	EXPIRATION DATE
PFCCBR	JPMorgan Chase Bank, N.A.	UCC-1 filed 9/5/07; File No. 73832937
accounts, chattel paper, documents, equipment, farm products, fixtures, general intangibles, instruments, inventory, investment property, pledged deposits, other collateral, the proceeds thereof, and company materials related thereto
9/5/2012

UCC Filings - PFCCB International, Inc.

(none)

SCHEDULE 6.08
EXISTING RESTRICTIONS
None

EXHIBIT "A"
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ________________________________________________

2.	Assignee: ________________________________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: P.F. Chang's China Bistro, Inc., a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., a national banking association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Amended and Restated Credit Agreement dated as of October 26, 2011 among P.F. Chang's China Bistro, Inc., a

Delaware corporation, the Lenders parties thereto, JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent, and the other agents and parties thereto]

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date: ___________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., a national
banking association, as Administrative Agent

By:
Name:

Title:

Consented to:

P.F. CHANG'S CHINA BISTRO, INC.,
a Delaware corporation

By:
Name:
Title:

ANNEX 1

[__________________]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Credit Documents, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Credit Documents.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section ___ thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Arizona.

EXHIBIT "B"
FORM OF [AMENDED AND RESTATED] NOTE
(Revolving Loans)
October 26, 2011
P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of _______________________ (the "Lender") the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMORGAN CHASE BANK, N.A., as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Revolving Loan Maturity Date.
Borrower agrees to an effective rate of interest that is the rate described above plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Borrower, or any benefit received or to be received by Lender, in connection with this Note.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of October 26, 2011 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Security Documents and guaranteed pursuant to the Continuing Guarantees, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
[This Note is delivered by Borrower in substitution and replacement of that certain Amended and Restated Note (Revolving Loans) dated December 14, 2009 in the original principal amount of $____________________, as amended from time to time (as amended from time to time, the "Prior Note"), and evidences an amendment, statement, continuation and renewal of the indebtedness evidenced by the Prior Note. Borrower hereby acknowledges and agrees that the indebtedness evidenced by the Prior Note is part of the indebtedness evidenced by this Note, has not been repaid in full or extinguished and that the execution hereof does not constitute a novation of the Prior Note. Moreover, this Note shall be entitled to all security and collateral to which the Prior Note is entitled without change or diminution in the priority of any lien or security interest previously granted to secure the Prior Note.]
P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
AMENDED AND RESTATED NOTE OF P.F. CHANG'S CHINA BISTRO, INC.
DATED OCTOBER 26, 2011

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT "C"
FORM OF BORROWING REQUEST/INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.
201 North Central Avenue, 21st Floor
Phoenix, Arizona 85004
Attention: Commercial Banking AZ1-1178
Fax No.: (602) 221-1502
Date:_______________
Ladies and Gentlemen:
This Request refers to the Amended and Restated Credit Agreement dated as of October 26, 2011 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation ("Borrower"), the Lenders party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent ("Bank"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Borrower hereby gives notice that it requests an [Advance] [Interest Election] pursuant to Article II of the Credit Agreement and sets forth below the terms of such requested Borrowing:
A.    Loan    ____________________
B.    Type of Advance    ____________________
C.    Date of Advance    ____________________
D.    Principal Amount of Advance    ____________________
E.    Interest Period and last day thereof    ____________________
F.    Location and number of Borrower's account
for disbursement    ____________________
G.    Interest Election Request
Date of Original Advance and Amount    ____________________
Effective Date of Election3    ____________________
Type2    ____________________
Interest Period and Last day thereof5    ____________________

Upon acceptance of this request, the Borrower shall be deemed to have represented and warranted to the Bank that, as of the date of such credit event, the conditions specified in Section 4.02 of the Credit Agreement are satisfied.
P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT D-1

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 26, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation ("Borrower"), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-2

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 26, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation ("Borrower"), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-3

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 26, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation ("Borrower"), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-4

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 26, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation ("Borrower"), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT "E"
FORM OF COMPLIANCE CERTIFICATE
To:    The Administrative Agent and the Lenders under the
Credit Agreement described below

This Compliance Certificate (this "Certificate") is executed and delivered pursuant to and in accordance with the provisions of that certain Amended and Restated Credit Agreement (as amended, modified, extended or restated from time to time, the "Credit Agreement") dated as of October 26, 2011, among P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation ("Borrower"), the Lenders party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent ("Bank"). All capitalized terms used in this Certificate, if not otherwise defined herein, shall have the respective meanings assigned to such terms under the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the Chief Financial Officer of the Borrower;
2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period ending on _________, ____ ("Compliance Date");
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default under the Credit Agreement during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate [except as set forth below:

].
4.    All of the representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and
5.    Schedule I attached hereto sets forth financial data and computations used in determining whether the Borrower is in compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

The foregoing certifications, together with the information set forth in the schedules hereto and the documents delivered in connection with this Compliance Certificate in support hereof are made and delivered this ___ day of ___________, ____.
P.F. CHANG’S CHINA BISTRO, INC., as Borrower

By:
Name:
Title:

SCHEDULE I to Compliance Certificate
of P.F. Chang's China Bistro, Inc.
as of __________________ (Compliance Date)

I.    FINANCIAL COVENANTS (Section 6.09 of the Credit Agreement).

A.	ADJUSTED LEVERAGE RATIO (Section 6.09(a) of the Credit Agreement).

(1)	Adjusted Indebtedness

(a)	Total Indebtedness as of the Compliance Date: (000's)

(i)	obligations for borrowed money: $

(ii)	obligations evidenced by bonds, debentures, notes or similar instruments: $

(iii)	obligations upon which interest customarily paid: $

(iv)	conditional sale/title retention agreements if liability per GAAP: $

(v)	deferred purchase price (excluding current accounts payable and other accrued liabilities and contingent payments) if liability per GAAP $

(vi)	secured Indebtedness: $

(vii)	Guarantees: $

(viii)	Capital Lease Obligations and other Lease Obligations: $

(ix)	obligations in respect of bankers' acceptances: $

(x)	obligations as account party in respect of letters of credit and letters of guaranty: $

(xi)	Net Mark-to-Market Exposure:

$

(xii)	Other: $

(xiii)	Indebtedness (Sum of (A)(1)(a)(i) – (xii)): $

(b)	Eight (8) times Rental Expense ($000's) as of Compliance Date: $

(c)	Portion of "lease obligations" reflected on financial statements that are not Capital Lease Obligations ($000's) as of Compliance Date: $

(d)	Adjusted Indebtedness (sum of (A)(1)(a)(xiii), (A)(1)(b) and (A)(1)(c): $

(2)	EBITDA for the four fiscal quarters most recently ended: ($000's)

(a)	Net Income for such period: $

(b)	amounts deducted in the computation thereof for (i) Interest Expense, (ii) Federal, state and local income taxes and (iii) depreciation and amortization: + $

(c)	non-cash charges resulting from adoption of FASB 123 if required to be recorded as expense: + $

(d)	other non-recurring expenses reducing Net Income which do not represent a cash item: + $

(e)	Federal, state, local and foreign income tax credits - $

(f)	all non-cash items increasing Net Income - $

(g)	EBITDA (Sum of Line A(2)(a) through Line A(2)(f)): = $

(3)	Rental Expense ($000's):

$

(4)	Adjusted Leverage Ratio (Ratio of Line A(1)(d) to the sum of Line A(2)(g) plus Line A(3): _____ to 1.00

(5)	Maximum Adjusted Leverage Ratio for any fiscal quarter: 3.75 to 1.00

B.	MINIMUM FIXED CHARGE COVERAGE RATIO (Section 6.09(b) of the Credit Agreement).

(1)	Fixed Charge Coverage Ratio numerator for the four fiscal quarters most recently ended: ($000's)

(a)	EBITDA (Line A(2)(g): $

(b)	Maintenance Capital Expenditures: - $

(c)	Rental Expense: + $

(d)	minority interest expense: + $

(e)	imputed partner bonus expense: + $

(f)	EBITDA (Sum of Line B(1)(a) through Line B(1)(e)): = $

(2)	Fixed Charge Coverage Ratio denominator for the four fiscal quarters most recently ended: ($000's)

(a)	Interest Expense: + $

(b)	Rental Expense (Line B(1)(c)): + $

(c)	expense for taxes: + $

(d)	required repayment of principal of Indebtedness:

+    $

(e)	distributions to minority partners: + $

(f)	Fixed Charges (Sum of Line B(2)(a) through Line B(2)(e)): = $

(3)	Fixed Charge Coverage Ratio (Ratio of Line B(1)(f) to Line B(2)(f)): ____ to 1.00

(4)	Minimum Fixed Charge Coverage Ratio for any fiscal quarter: 1.25 to 1.00
II.    OTHER MISCELLANEOUS PROVISIONS.

A.	INDEBTEDNESS (Section 6.01 of the Credit Agreement).

(6)	Indebtedness to finance the acquisition of personal property (Maximum: $3,000,000.00): $

(7)	unsecured Indebtedness to finance the acquisition of partnership interests (Maximum: $20,000,000.00): $

(8)	other unsecured Indebtedness permitted by Section 6.01 (Maximum: $3,000,000.00): $

B.	INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS. (Section 6.04 of the Credit Agreement).

(5)	Permitted Entity Investments (Only if Adjusted Leverage Ratio (as defined in (I)(A) above) does not exceed 3.00 to 1.00): ____ to 1.00

(6)	Permitted Acquisitions Only if:

(a)	Maximum: $75,000,000.00 cash and/or non-cash during
the term of this Agreement:    $

(b)	Adjusted Leverage Ratio (as defined in (I)(A) above) does not
exceed 3.00 to 1.00:    ____ to 1.00

C.	RESTRICTED PAYMENTS. (Section 6.06 of the Credit Agreement).

(1)	Only if Adjusted Leverage Ratio (as defined in (I)(A) above) does not exceed 3.00 to 1.00: _____ to 1.00

EXHIBIT "F"
FORM OF PLEDGE AND SECURITY AGREEMENT
(_______________)
THIS PLEDGE AND SECURITY AGREEMENT is entered into as of _______________, _____ by and between ______________________________, _______________ (the "Debtor"), and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the "Agent") for the lenders party to the Credit Agreement referred to below ("Lender").
PRELIMINARY STATEMENT
P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation (the "Borrower"), JPMORGAN CHASE BANK, N.A., as Administrative Agent and the Lenders are entering into a Amended and Restated Credit Agreement dated as of October 26, 2011 (as it may be amended or modified from time to time, the "Credit Agreement"). The Debtor is entering into this Pledge and Security Agreement (as it may be amended or modified from time to time, the "Security Agreement") in order to induce the Lenders to enter into and extend credit to the Borrower under the Credit Agreement.
ACCORDINGLY, the Debtor and the Agent, on behalf of the Lenders, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
1.2    Terms Defined in Arizona Uniform Commercial Code. Terms defined in the Arizona UCC which are not otherwise defined in this Security Agreement are used herein as defined in the Arizona UCC.
1.3    Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:
"Accounts" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Arizona UCC" means the Arizona Uniform Commercial Code as in effect from time to time.
"Article" means a numbered article of this Security Agreement, unless another document is specifically referenced.
"Chattel Paper" shall have the meaning set forth in Article 9 of the Arizona UCC.

"Collateral" means all Accounts, Chattel Paper, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, and Other Collateral, wherever located, in which the Debtor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto. Collateral shall not include any leasehold interest held by the Debtor. Notwithstanding the foregoing, the Collateral shall exclude those assets whose relative value to the Lenders does not justify the cost and/or effort required to perfect a security interest in such assets, as determined by the Administrative Agent in its reasonable discretion.
"Control" shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the Arizona UCC.
"Default" means an event described in Section 5.1.
"Deposit Accounts" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Documents" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Equipment" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Exhibit" refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.
"Farm Products" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Fixtures" shall have the meaning set forth in Article 9 of the Arizona UCC.
"General Intangibles" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Instruments" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Inventory" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Investment Property" shall have the meaning set forth in Article 9 of the Arizona UCC.
"Lenders" means the lenders party to the Credit Agreement and their successors and assigns.
"Obligations" means any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all fees, costs and expenses incurred by the Agent or the Lenders in connection with the preparation, administration, collection or enforcement thereof), of the Borrower to the Agent or any Lender or any branch, subsidiary or affiliate thereof, arising under or pursuant to this Security Agreement, the Credit Agreement and any promissory note or notes now or hereafter issued under the Credit Agreement.
"Other Collateral" means any property of the Debtor, other than real estate, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, and Pledged Deposits, including, without limitation, all cash on hand, letter-of-credit rights, letters of credit, Stock Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property of the Debtor other than real estate. Notwithstanding the foregoing, the Other Collateral shall exclude those assets whose relative value to the Lenders does not justify the cost and/or effort required to perfect a security interest in such assets, as determined by the Administrative Agent in its reasonable discretion.
"Pledged Deposits" means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which the Debtor may from time to time designate as pledged to the Agent or to any Lender as security for any Obligation, and all rights to receive interest on said deposits.
"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Debtor and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
"Rate Management Obligations" means any and all obligations of the Debtor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
"Receivables" means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.
"Required Secured Parties" means the Required Lenders.
"Section" means a numbered section of this Security Agreement, unless another document is specifically referenced.
"Secured Obligations" means the Obligations and Rate Management Obligations entered into with one or more of the Lenders or their Affiliates.
"Security" has the meaning set forth in Article 8 of the Arizona UCC.
"Stock Rights" means any securities, dividends or other distributions and any other right or property which the Debtor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which the Debtor now has or hereafter acquires any right, issued by an issuer of such securities.
"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
GRANT OF SECURITY INTEREST
The Debtor hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and (to the extent specifically provided herein) their Affiliates, a security interest in all of the Debtor's right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Debtor represents and warrants to the Agent and the Lenders that:
3.1    Title, Authorization, Validity and Enforceability. The Debtor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6, and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. The execution and delivery by the Debtor of this Security Agreement has been duly authorized by proper company proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of the Debtor and creates a security interest which is enforceable against the Debtor in all now owned and hereafter acquired Collateral.
3.2    Conflicting Laws and Contracts. Neither the execution and delivery by the Debtor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Debtor or the Debtor's articles or certificate of incorporation or bylaws, the provisions of any indenture, instrument or agreement to which the Debtor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Agent on behalf of the Lenders, which violation, conflict or default would constitute a Material Adverse Effect).
3.3    Type and Jurisdiction of Organization. The Debtor is a ____________________

organized under the laws of the State of __________.
3.4    Principal Location. The Debtor's mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit "A"; the Debtor has no other chief executive office except as set forth in Exhibit "A".
3.5    Property Locations. The Inventory, Equipment and Fixtures are located solely at the locations described in Exhibit "A". All of said locations are owned by the Debtor except for locations (i) which are leased by the Debtor as lessee and designated in Part B of Exhibit "A" and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit "A", with respect to which Inventory the Debtor has delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Lenders to protect the Agent's and the Lenders' security interest in such Inventory.
3.6    No Other Names. The Debtor has not conducted business under any name except the name in which it has executed this Security Agreement, which is the exact name as it appears in the Debtor's organizational documents, as amended, as filed with the Debtor's jurisdiction of organization.
3.7    No Default. No Default or Unmatured Default exists.
3.8    Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all records of the Debtor relating thereto and in all invoices and reports with respect thereto furnished to the Agent by the Debtor from time to time. As of the time when each Account or each item of Chattel Paper arises, the Debtor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.
3.9    Filing Requirements. None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for patents, trademarks and copyrights held by the Debtor and described in Part C of Exhibit "B".
3.10    No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Debtor as debtor has been filed in any jurisdiction except financing statements naming the Agent on behalf of the Lenders as the secured party, and except for any financing statements in connection with any Liens permitted under Section 4.1.6.
3.11    Federal Employer Identification Number. The Debtor's Federal employer identification number is ___-___________.
3.12    State Organization Number. If the Debtor is a registered organization, the Debtor's State organization number is _________.
ARTICLE IV

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:
4.1    General.
4.1.1    Inspection. The Debtor will permit the Agent or any Lender, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of the Debtor relating to the Collateral and (iii) to discuss the Collateral and the related records of the Debtor with, and to be advised as to the same by, the Debtor's officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as the Agent or such Lender may reasonably determine, and all at the Debtor's expense.
4.1.2    Taxes. The Debtor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings.
4.1.3    Records and Reports; Notification of Default. The Debtor will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Agent shall from time to time reasonably request. The Debtor will give prompt notice in writing to the Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which might materially and adversely affect the Collateral.
4.1.4    Financing Statements and Other Actions; Defense of Title. The Debtor hereby authorizes the Agent to file, and if requested will execute and deliver to the Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral. The Debtor will take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of the Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.
4.1.5    Disposition of Collateral. The Debtor will not sell, lease or otherwise dispose of the Collateral except (i) prior to the occurrence of a Default or Unmatured Default, dispositions specifically permitted pursuant to the Credit Agreement, (ii) until such time following the occurrence of a Default as the Debtor receives a notice from the Agent instructing the Debtor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as the Debtor receives a notice from the Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.
4.1.6    Liens. The Debtor will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, (ii) existing Liens described in the Credit Agreement, and (iii) other Liens permitted pursuant to the Credit Agreement.
4.1.7    Change in Corporate Existence, Type or Jurisdiction of Organization,

Location, Name. Except as otherwise permitted under the Credit Agreement, the Debtor will:
(a)    preserve its existence as a corporation and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets;
(b)    not change its state of organization;
(c)    not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit "A;" and
(d)    not (i) have any Inventory, Equipment or Fixtures or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1.5) at a location other than a location specified in Exhibit "A", (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless the Debtor shall have given the Agent not less than 30 days' prior written notice of such event or occurrence and the Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Agent's security interest in the Collateral, or (y) taken such steps (with the cooperation of the Debtor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Agent's security interest in the Collateral.
4.1.8    Other Financing Statements. The Debtor will not sign or authorize the signing on its behalf or the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.6.
4.2    Receivables.
4.2.1    Certain Agreements on Receivables. The Debtor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of a Default, the Debtor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.
4.2.2    Collection of Receivables. Except as otherwise provided in this Security Agreement, the Debtor will collect and enforce, at the Debtor's sole expense, all amounts due or hereafter due to the Debtor under the Receivables.
4.2.3    Delivery of Invoices. The Debtor will deliver to the Agent immediately upon its request after the occurrence of a Default duplicate invoices with respect to each Account bearing such language of assignment as the Agent shall specify.
4.2.4    Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii)

if, to the knowledge of the Debtor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, the Debtor will disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of the Debtor relating to such Receivable and in connection with any invoice or report furnished by the Debtor to the Agent relating to such Receivable.
4.3    Inventory and Equipment.
4.3.1    Maintenance of Goods. The Debtor will do all things reasonably necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition.
4.3.2    Insurance. The Debtor will (i) maintain fire and extended coverage insurance on the Inventory and Equipment containing a lender's loss payable clause in favor of the Agent, on behalf of the Lenders, and providing that said insurance will not be terminated except after at least 30 days' written notice from the insurance company to the Agent, (ii) maintain such other insurance on the Collateral for the benefit of the Agent as the Agent shall from time to time reasonably request, (iii) furnish to the Agent upon the reasonable request of the Agent from time to time the originals of all policies of insurance on the Collateral and certificates with respect to such insurance and (iv) maintain general liability insurance naming the Agent, on behalf of the Lenders, as an additional insured.
ARTICLE V
DEFAULT
5.1    The occurrence of any one or more of the following events shall constitute a Default:
5.1.1    Any material representation or warranty made by or on behalf of the Debtor under or in connection with this Security Agreement shall be materially false as of the date on which made.
5.1.2    The breach by the Debtor of any of the terms or provisions of Article IV or Article VII which is not remedied within ten (10) days after the giving of written notice to the Debtor by the Agent.
5.1.3    The breach by the Debtor (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2) of any of the material terms or provisions of this Security Agreement which is not remedied within thirty (30) days after the giving of written notice to the Debtor by the Agent.
5.1.4    Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1.5 or 8.7 or shall be lost, stolen, damaged or destroyed that is not covered by insurance or otherwise replaced.
5.1.5    The occurrence of any "Default" under, and as defined in, the Credit

Agreement.
5.2    Acceleration and Remedies. Upon the acceleration of the obligations under the Credit Agreement pursuant to Article VII thereof, the Obligations and, to the extent provided for under the Rate Management Transactions evidencing the same, the Rate Management Obligations, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Agent may, with the concurrence or at the direction of the Required Secured Parties, exercise any or all of the following rights and remedies:
5.2.1    Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Credit Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to the Agent and the Lenders prior to a Default.
5.2.2    Those rights and remedies available to a secured party under the Arizona UCC (whether or not the Arizona UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement.
5.2.3    Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.
The Agent, on behalf of the secured parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Rate Management Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Rate Management Obligations pursuant to the terms of the agreement governing any Rate Management Transaction.
5.3    Debtor's Obligations Upon Default. Upon the request of the Agent after the occurrence of a Default and during the continuance of a Default, the Debtor will:
5.3.1    Assembly of Collateral. Assemble and make available to the Agent the Collateral and all records relating thereto at any place or places reasonably specified by the Agent.
5.3.2    Secured Party Access. Permit the Agent, by the Agent's representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.
5.4    License. The Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, the Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, the Debtor's rights under all licenses and all franchise agreements shall inure to the Agent's benefit. In addition, the Debtor hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of a Default, sell any of the Debtor's Inventory directly to any person, including without limitation persons who have previously purchased the Debtor's Inventory from the Debtor and in connection with any such sale or other enforcement of the Agent's rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to the Debtor and any Inventory that is covered by any copyright owned by or licensed to the Debtor and the Agent may finish any work in process and affix any trademark owned by or licensed to the Debtor and sell such Inventory as provided herein.
ARTICLE VI
WAIVERS, AMENDMENTS AND REMEDIES
No delay or omission of the Agent or any Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Agent with the concurrence or at the direction of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Secured Obligations have been paid in full.
ARTICLE VII
PROCEEDS; COLLECTION OF RECEIVABLES
7.1    Lockboxes. Upon request of the Agent after the occurrence of a Default or Unmatured Default, the Debtor shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.
7.2    Collection of Receivables. The Agent may at any time after the occurrence of a Default, by giving the Debtor written notice, elect to require that the Receivables be paid directly to the Agent for the benefit of the Lenders. In such event, the Debtor shall, and shall permit the

Agent to, promptly notify the account debtors or obligors under the Receivables of the Lenders' interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Agent. Upon receipt of any such notice from the Agent, the Debtor shall thereafter hold in trust for the Agent, on behalf of the Lenders, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.
7.3    Special Collateral Account. The Agent may, at any time after the occurrence of a Default, require all cash proceeds of the Collateral to be deposited in a special non‑interest bearing cash collateral account with the Agent and held there as security for the Secured Obligations. The Debtor shall have no control whatsoever over said cash collateral account. If no Default is continuing, the Agent shall from time to time deposit the collected balances in said cash collateral account into the Debtor's general operating account with the Agent. If any Default has occurred and is continuing, the Agent may (and shall, at the direction of the Required Lenders, from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.
7.4    Application of Proceeds. The proceeds of the Collateral shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
(a)    FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Security Agreement;
(b)    SECOND, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;
(c)    THIRD, to payment of the principal of the Secured Obligations and the net early termination payments and any other Rate Management Obligations then due and unpaid from the Debtor to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them;
(d)    FOURTH, to payment of any Secured Obligations (other than those listed above) pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them; and
(e)    FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Agent into the Debtor's general operating account with the Agent.

ARTICLE VIII
8.1    Notice of Disposition of Collateral; Condition of Collateral. The Debtor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Debtor, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.
8.2    Compromises and Collection of Collateral. The Debtor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Debtor agrees that the Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.
8.3    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Agent may perform or pay any obligation which the Debtor has agreed to perform or pay in this Security Agreement if the Debtor fails to timely pay such obligations and the Debtor shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 8.3. The Debtor's obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.
8.4    Authorization for Secured Party to Take Certain Action. The Debtor irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute on behalf of the Debtor as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the Agent's security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral upon a Default, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent's security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Agent Control over such Securities or other Investment Property, (v) to enforce payment of the Receivables in the name of the Agent or the Debtor, (vi) to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Article VII, and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and the Debtor agrees to reimburse the Agent on demand for any payment made or any expense incurred by the Agent in connection therewith, provided that this authorization shall not relieve the Debtor of any of its obligations under this Security Agreement or under the Credit Agreement.
8.5    Specific Performance of Certain Covenants. The Debtor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Agent and the Lenders, that the Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent or the Lenders to seek and obtain specific performance of other obligations of the Debtor contained in this Security Agreement, that the covenants of the Debtor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Debtor.
8.6    Use and Possession of Certain Premises. Upon the occurrence of a Default, the Agent shall be entitled to occupy and use any premises owned or leased by the Debtor where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay the Debtor for such use and occupancy.
8.7    Dispositions Not Authorized. The Debtor is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 and notwithstanding any course of dealing between the Debtor and the Agent or other conduct of the Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5) shall be binding upon the Agent or the Lenders unless such authorization is in writing signed by the Agent with the consent or at the direction of the Required Lenders.
8.8    Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Debtor, the Agent and the Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Debtor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Agent.
8.9    Survival of Representations. All representations and warranties of the Debtor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
8.10    Taxes and Expenses. Any taxes (including income taxes) payable or finally ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Debtor, together with interest and penalties, if any. The Debtor shall reimburse the Agent for any and all out‑of‑pocket expenses and internal charges (including reasonable attorneys', auditors' and accountants' fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security

Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Debtor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Debtor.
8.11    Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.
8.12    Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of the Agent or the Lenders which would give rise to any Secured Obligations are outstanding.
8.13    Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Debtor and the Agent relating to the Collateral and supersedes all prior agreements and understandings between the Debtor and the Agent relating to the Collateral.
8.14    CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ARIZONA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
8.15    Non-Borrower Provisions.
(a)    All advances of principal under the Note shall be made to Borrower subject to and in accordance with the terms thereof. It is not necessary for the Agent or the Lenders to inquire into the powers of Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf. Debtor is and shall continue to be fully informed as to all aspects of the business affairs of Borrower that it deems relevant to the risks it is assuming and hereby waives and fully discharges the Agent and the Lenders from any and all obligations to communicate to Debtor any facts of any nature whatsoever regarding Borrower and Borrower's business affairs.
(b)    Debtor authorizes Lender, without notice or demand, without affecting the obligations of Debtor hereunder or the personal liability of any person for payment or performance of the Secured Obligations and without affecting the lien or the priority of the security interest, from time to time, at the request of any person primarily obligated therefor, to renew, compromise, extend, accelerate or otherwise change the time for payment or performance of, or otherwise change the terms of, all or any part of the Secured Obligations, including increase or decrease any rate of interest thereon. Debtor waives and agrees not to assert: (i) any right to require the Agent and the Lenders to proceed against Borrower; (ii) the benefits of any statutory provision limiting the liability of a surety, including without limitation the benefit of Section 12-1641, et seq., of the Arizona Revised Statutes; and (iii) any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower. Debtor shall have no right of subrogation and hereby waives any right to enforce any remedy which the Agent and the Lenders now have, or may hereafter have, against Borrower.
ARTICLE IX
NOTICES
9.1    Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in the Credit Agreement.
9.2    Change in Address for Notices. Each of the Debtor, the Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.
ARTICLE X
THE AGENT
JPMORGAN CHASE BANK, N.A. has been appointed Agent for the Lenders hereunder pursuant to the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in the Credit Agreement. Any successor Agent appointed pursuant to the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

IN WITNESS WHEREOF, the Debtor and the Agent have executed this Security Agreement as of the date first above written.
,

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT "A"
(See Sections 3.4, 3.5 and 4.1.7 of Security Agreement)
Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:
7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255

Locations of Inventory and Equipment and Fixtures:
A.    Real Properties Owned by the Debtor:

B.    Real Properties Leased by the Debtor (Include Landlord's Name):

C.	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

EXHIBIT "B"
(See Section 3.9 of Security Agreement)
A.    [Intentionally left blank.]

B.    [Intentionally left blank.]

C.    Patents, copyrights, trademarks protected under federal law:*

_____________________
*For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.

EXHIBIT "G"
FORM OF CONTINUING GUARANTEE
TO:    JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders
1.For valuable consideration, the undersigned (hereinafter called "Guarantor"), whose address is set forth after Guarantor's signature below, jointly and severally, and unconditionally, guarantees and promises to pay to the Lenders party to that Amended and Restated Credit Agreement dated as of October 26, 2011 (as it may be amended or modified from time to time, the "Credit Agreement") by and among the hereinafter defined Borrower, said Lenders and JPMORGAN CHASE BANK, N.A. as Administrative Agent (Lenders and Administrative Agent hereinafter collectively called "Lender"), or order, on demand, in lawful money of the United States, any and all indebtedness of P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation (hereinafter called "Borrower"), to Lender. If more than one Borrower is named herein, or if this Guarantee is executed by more than one Guarantor, the word "Borrower" and the word "Guarantor" respectively shall mean all and any one or more of them, severally and collectively. The word "indebtedness" is used in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower heretofore, now or hereafter made, incurred or created, with or without notice to Guarantor, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower is liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable, arising from or in connection with the Credit Agreement or any Swap Agreement (as defined in the Credit Agreement) exclusive, however, of any indebtedness of Borrower to Lender presently covered by existing guaranties executed by Guarantor, but without derogation to such existing guaranties, if any, which are hereby ratified and reaffirmed.
2.    Any payment by Guarantor shall not reduce Guarantor's obligation hereunder, unless written notice to that effect is actually received by Lender at or prior to the time of such payment.
3.    This is a continuing guarantee that shall remain in full force and effect and includes all indebtedness arising under the Credit Agreement or any Swap Agreement.
4.    Guarantor is providing this Guarantee at the instance and request of Borrower to induce Lender to extend or continue financial accommodations to Borrower. Guarantor hereby represents and warrants that Guarantor is and will continue to be fully informed about all aspects of the financial condition and business affairs of Borrower that Guarantor deems relevant to the obligations of Guarantor hereunder and hereby waives and fully discharges Lender from any and all obligations to communicate to Guarantor any information whatsoever regarding Borrower or Borrower's financial condition or business affairs.
5.    Guarantor authorizes Lender, without notice or demand and without affecting Guarantor's liability hereunder, from time to time, to: (a) renew, modify, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more endorsers, Guarantor or other guarantors; (c) take and hold security for the payment of this Guarantee or the indebtedness, and enforce, exchange, substitute, subordinate, waive or release any such security; (d) proceed against such security and direct the order or manner of sale of such security as Lender in its discretion may determine; and (e) apply any and all payments from Borrower, Guarantor or any other guarantor, or recoveries from such security, in such order or manner as Lender in its discretion may reasonably determine.
6.    Guarantor waives and agrees not to assert: (a) any right to require Lender to proceed against Borrower or any other guarantor, to proceed against or exhaust any security for the indebtedness, to pursue any other remedy available to Lender, or to pursue any remedy in any particular order or manner; (b) the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof; (c) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand, nonpayment and acceptance of this Guarantee; (d) notice of the existence, creation or incurring of new or additional indebtedness of Borrower to Lender; (e) the benefits of any statutory provision limiting the liability of a surety, including without limitation the provisions of A.R.S. Sections 12-1641, et seq.; (f) any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the liability of Borrower for the indebtedness; and (g) the benefits of any statutory provision limiting the right of Lender to recover a deficiency judgment, or to otherwise proceed against any person or entity obligated for payment of the indebtedness, after any foreclosure or trustee's sale of any security for the indebtedness, including without limitation the benefits, if any, to Guarantor of A.R.S. Section 33-814. Guarantor shall have no right of subrogation and hereby waives any right to enforce any remedy which Lender now has, or may hereafter have, against Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by Lender.
7.    Until all indebtedness of Borrower to Lender shall be paid in full, all existing and future indebtedness of Borrower to Guarantor is hereby subordinated to the indebtedness of Borrower to Lender and such indebtedness of Borrower to Guarantor, if Lender so requests, shall be collected, enforced and received by Guarantor as trustee for Lender and shall be paid over to Lender on account of the indebtedness of Borrower to Lender, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guarantee.
8.    In addition to all liens upon, and rights of setoff against, the monies, securities or other property of Guarantor given to Lender by law, Lender shall have a lien and a right of setoff against, and Guarantor hereby grants to Lender a security interest in, all monies, securities and other property of Guarantor now and hereafter in the possession of or on deposit with Lender, whether held in a general or special account or deposit, or for safekeeping or otherwise; every such lien and right of setoff may be exercised without demand upon or notice to Guarantor. No lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Lender, by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing.
9.    It is not necessary for Lender to inquire into the powers of Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
10.    Guarantor agrees to pay all reasonable attorneys' fees and all other reasonable costs and expenses which may be incurred by Lender in enforcing this Guarantee.
11.    The obligations of Guarantor hereunder are joint and several if Guarantor is more than one person or entity, are separate and independent of the obligations of Borrower and of any other guarantor, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or any other guarantor or whether Borrower or any other guarantor is joined in any action or actions. The obligations of Guarantor hereunder shall survive and continue in full force and effect until payment in full of the indebtedness is actually received by Lender, notwithstanding any release or termination of Borrower's liability by express or implied agreement with Lender or by operation of law and notwithstanding that the indebtedness or any part thereof is deemed to have been paid or discharged by operation of law or by some act or agreement of Lender. For purposes of this Guarantee, the indebtedness shall be deemed to be paid only to the extent that Lender actually receives immediately available funds and to the extent of any credit bid by Lender at any foreclosure or trustee's sale of any security for the indebtedness.
12.    This Guarantee sets forth the entire agreement of Guarantor and Lender with respect to the subject matter hereof and supersedes all prior oral and written agreements and representations by Lender to Guarantor. No modification or waiver of any provision of this Guarantee or any right of Lender hereunder and no release of Guarantor from any obligation hereunder shall be effective unless in a writing executed by an authorized officer of Lender.
13.    This Guarantee shall inure to the benefit of Lender and its successors and assigns and shall be binding upon Guarantor and its heirs, personal representatives, successors and assigns. Lender may assign this Guarantee in whole or in part without notice.

14.    This Guarantee shall be governed by and construed according to the laws of the State of Arizona.
IN WITNESS WHEREOF these presents are executed as of the _____ day of ________________, 20___.
GUARANTOR:

________________________________

By:
Name:
Its:

Address: